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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Bank of Hawaii Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your VOTE is important!

Notice of 2018
Annual Meeting of Shareholders
and Proxy Statement

Meeting Date: April 27, 2018

Bank of Hawaii Corporation
130 Merchant Street
Honolulu, Hawaii 96813

Bank of Hawaii Corporation
130 Merchant Street
Honolulu, Hawaii 96813

March 16, 2018
Dear Shareholder:
The 2018 Annual Meeting of Shareholders of Bank of Hawaii Corporation will be held on Friday, April 27, 2018 at 8:30 a.m. on the Fifth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii. Each shareholder that wishes to attend in person may be asked to present valid picture identification. Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date or a legal proxy from their bank or broker.
The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider and vote upon at the meeting. A report to shareholders on the affairs of Bank of Hawaii Corporation also will be given and shareholders will have the opportunity to discuss matters of interest concerning the Company.
For reasons explained in the accompanying Proxy Statement, the Board of Directors recommends that you vote FOR Proposal 1: Election of Directors, FOR Proposal 2: Advisory Vote on Executive Compensation, and FOR Proposal 3: Ratification of the Re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2018 fiscal year.
Your vote is very important. Please complete, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid return envelope, even if you plan to attend the Annual Meeting. If you wish to do so, your proxy may be revoked at any time before voting occurs at the Annual Meeting. You may also vote and change your vote by telephone or via the Internet until 1:00 a.m. Central Time, April 27, 2018.
On behalf of the Board of Directors, thank you for your cooperation and support.

Sincerely,

Peter S. Ho Chairman of the Board, Chief Executive Officer, and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 27, 2018

To Our Shareholders:
The 2018 Annual Meeting of Shareholders of Bank of Hawaii Corporation will be held on Friday, April 27, 2018, at 8:30 a.m. on the Fifth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii, for the following purposes:

1.	To elect 12 persons to serve as directors of the Company for a term of one year each until the 2019 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

2.	To hold an advisory vote on executive compensation.

3.	To ratify the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year.

4.	To transact any other business that may be properly brought before the meeting or any adjournment or postponement thereof.
Shareholders of record of Bank of Hawaii Corporation common stock (NYSE: BOH) at the close of business on February 28, 2018 are entitled to attend the meeting and vote on the business brought before it.
We look forward to seeing you at the meeting. However, if you cannot attend the meeting, your shares may still be voted by telephone or via the Internet, or you may complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid return envelope.

By Order of the Board of Directors,

Mark A. Rossi
Vice Chair and Corporate Secretary
Bank of Hawaii Corporation
Honolulu, Hawaii
Dated: March 16, 2018

IMPORTANT
Please sign and return the enclosed proxy card or vote by telephone or on the Internet as promptly as possible. This will save the expense of a supplementary solicitation.
Thank you for acting promptly.
Important Notice Regarding the Availability of Proxy Materials
for the 2018 Annual Meeting of Shareholders to be Held on April 27, 2018.
The Proxy Statement and the Bank of Hawaii Corporation 2017 Annual Report on Form 10-K to Shareholders for the year ended December 31, 2017 are available at www.edocumentview.com/boh. We encourage you to access and review all of the information in the proxy materials before voting.

BANK OF HAWAII CORPORATION
PROXY STATEMENT

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of Bank of Hawaii Corporation (the “Company”) is soliciting the enclosed proxy for the Company's 2018 Annual Meeting of Shareholders. The proxy statement, proxy card, and the Company's Annual Report to Shareholders and Annual Report on Form 10-K are being distributed to the Company's shareholders on or about March 16, 2018.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	What is a proxy?

A:
A proxy is your legal designation of another person to vote the shares you own. That other person that you designate is called a proxy and is required to vote your shares in the manner you instruct. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. If you vote by phone or via the Internet, you will have designated Mark A. Rossi and/or Nathan Sult to act as your proxy to vote your shares at the Annual Meeting in the manner you direct.

Q:	What am I voting on?

A:
You are voting on the election of 12 directors. In addition, you are voting on the Company's executive compensation as described in the Compensation Discussion and Analysis and related tables, and the ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year, and are voting on any other business that may be properly brought before the meeting. Your votes on the Company’s executive compensation and the ratification of the re-appointment of the Company’s independent public accounting firm are advisory only, and will not bind the Company.

Q:	Who may vote at the annual meeting?

A:
Shareholders of record of Bank of Hawaii Corporation's common stock, par value $0.01 per share, as of the close of business on February 28, 2018 (the “Record Date”) are entitled to attend and vote at the annual meeting. Each share of common stock is entitled to one vote. On the Record Date, there were 42,481,345 shares of common stock issued and outstanding.

Q:	How many shares must be present to hold the annual meeting?

A:
The holders of at least one-third of the outstanding common stock on the Record Date entitled to vote at the annual meeting must be represented, in person or by proxy, to conduct business. That amount is called a quorum. Shares are counted as present at the meeting if a shareholder entitled to vote is present at the meeting, or has submitted a properly signed proxy in writing, or by voting by telephone or via the Internet. We also count abstentions and broker non-votes as present for purposes of determining a quorum.

Q:	What shares can I vote?

A:	You may vote all shares you own on the Record Date.

Q:	Why did I receive a one-page notice (the “Notice”) in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:
The rules and regulations of the Securities and Exchange Commission (the “SEC”) allow companies to furnish proxy materials by providing access to such documents on the Internet instead of mailing a printed copy of proxy materials to each shareholder of record. Shareholders who previously requested to receive printed copies of proxy materials by mail will continue to receive them by mail. Shareholders who have not previously indicated a preference for printed copies of proxy materials are receiving the Notice this year. The Notice provides instructions on how to access and review all of the proxy materials and how to submit your proxy via the Internet. If you would like to receive a printed or e-mail copy of the proxy materials, please follow the instructions for requesting such materials in the Notice.

Q:	How can I vote my shares in person at the annual meeting?

A:
If you are a shareholder of record, you can attend the annual meeting and vote in person the shares you hold directly in your name as the shareholder of record. If you choose to do that, please bring the enclosed proxy card or notice, admission ticket, and proof of identification. If you hold your shares in street name, you should request a "legal proxy" from your bank or broker to vote your shares at the meeting.

Even if you plan to attend the annual meeting, we recommend you also submit your proxy so your vote will be counted if you later decide not to attend the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:
You may vote without attending the annual meeting. If you hold your shares as the shareholder of record, you may instruct the proxies how to vote your shares by mail, telephone, or the Internet. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. Please refer to the summary instructions below and those on your proxy card, or, for shares held in street name, the voting instruction card sent by your broker or nominee.

Mail. You may mail your proxy by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage-paid return envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.
Telephone. If you live in the United States, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.
Internet. If you have Internet access, you may submit your proxy by following the “Vote by Internet” instructions on your proxy card.

Q:	May I change my vote?

A:
Yes. You may change your proxy instructions any time before the vote at the annual meeting. For shares you hold as shareholder of record, you may change your vote by providing notice to the Corporate Secretary, granting a new proxy with a later date or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you also vote at the meeting. If you voted by telephone or via the Internet, you may change your vote until 1:00 a.m. Central Time, April 27, 2018. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:	What is a broker non-vote?

A:
The NYSE allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers. Of the proposals anticipated to be brought at the annual meeting, only Proposal 3 (the ratification of the re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2018 fiscal year) is considered by the NYSE to be a routine matter. Your broker, therefore, may vote your shares in its discretion on Proposal 3 if you do not instruct your broker how to vote. If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker. Therefore, your broker will need to return a proxy card without voting on these non-routine matters if you do not give voting instructions with respect to these matters. This is referred to as a "broker non-vote." The NYSE does not consider Proposal 1 (election of Directors) and Proposal 2 (advisory vote on executive compensation) to be routine matters, so your broker may not vote on these matters in its discretion. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote is counted with respect to these non-routine matters.

Q:    What are the voting procedures?

A:
Under our Certificate of Incorporation, Directors are elected annually by majority vote (Proposal 1). This means that a director is elected if the number of votes cast for the nominee exceed the number of votes cast against the nominee. In the event of a contested election, the election is determined by plurality vote. This means that the nominees who receive the highest number of affirmative votes are elected. Abstentions and broker non-votes do not affect the outcome of a plurality vote.

The advisory vote on executive compensation (Proposal 2) and the advisory vote on the ratification of the reappointment of our independent registered public accounting firm (Proposal 3) are also decided by majority vote. For Proposals 1 and 2, broker non-votes will be treated as not entitled to vote and will not affect the outcome. For Proposal 3, your broker, bank, trustee, or other nominee may exercise its discretion and vote. Abstentions will have the same effect as votes cast against the proposal.

Q:	Why are there 12 Directors on the ballot for election?

A:	The number of directors to be elected was fixed at 12 by the Board at the February 23, 2018 meeting of the Board.

Q:	Is my vote confidential?

A:
Yes. We have procedures to ensure that, regardless of whether shareholders vote by mail, telephone, the Internet, or in person, all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or as expressly permitted by a shareholder. We also have the voting tabulations performed by an independent third party.

Q:	Who will bear the cost of soliciting proxies?

A:
We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees on behalf of the Board will solicit proxies from shareholders, personally, and by telephone, the Internet, facsimile, or other means. None of these employees will receive any additional or special compensation for soliciting proxies. We have retained Georgeson, LLC., 1290 Ave of the Americas, 9th Floor, New York, New York 10104 to assist in the solicitation of proxies for an estimated fee of $12,000 plus reasonable out-of-pocket expenses. We will, upon request, reimburse brokers or other nominees for their reasonable out-of-pocket expenses in forwarding proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Q:	What does it mean if I get more than one proxy card?

A:
It means your shares are registered differently and are held in more than one account. Sign and return all proxy cards or vote each proxy card by telephone or Internet, to ensure all your shares are voted. To provide you with better shareholder service, we encourage you to have all accounts registered in the same name and address. You may do that by contacting our transfer agent: Computershare Investor Services (1-888-660-5443).

Q:	May I propose actions for consideration at next year's annual meeting of shareholders?

A:
Yes. You may submit proposals for consideration at the 2019 Annual Meeting of Shareholders by presenting your proposal in writing to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813 and in accordance with the following schedule and requirements.

Proposals To Be Included In The Proxy Statement and Voted On At The Meeting. Proposals that shareholders wish to have included in the proxy statement for the 2019 Annual Meeting of Shareholders must be made in accordance with SEC Rule 14a-8. Proposals must be received by the Company's Corporate Secretary on or before November 16, 2018 at the above address.
Proposals To Be Voted On At The Meeting Only. Under Section 1.12 of the Company's Bylaws, for a shareholder to bring a proposal before the 2019 Annual Meeting, the Company must receive the written proposal not later than 80 days nor earlier than 90 days before the first anniversary of the 2018 annual meeting; in other words, not earlier than January 27, 2019 and no later than February 6, 2019. The proposal also must contain the information required in the Bylaws. If you wish to make one or more nominations for election to the Board, the required information includes, among other things, the written consent of such individual to serve as director and (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of Bank of Hawaii Corporation common stock each nominee beneficially owns. These advance notice provisions are separate from the requirements a shareholder must meet to have a proposal included in the proxy statement under SEC rules. By complying with these provisions, a shareholder may present a proposal in person at the meeting, but will not be entitled to have the proposal included in the Company's proxy statement unless they comply with the requirements described in the preceding paragraph. Persons holding proxies solicited by the Board may exercise discretionary authority to vote against such proposals.

Q:	Where can I find the voting results of the annual meeting?

A:	We plan to announce preliminary voting results at the annual meeting. We will publish final voting results in a report on Form 8-K within four business days of the annual meeting.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	Where can I find out more information about the Company before the annual meeting?

A:	You can find more information about the Company on-line at: www.boh.com.

PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS
The Company’s Certificate of Incorporation requires that the Company’s Board consist of not fewer than three directors and not more than 15 directors, with the exact number to be determined by the Board. The Board has fixed the number of directors at 12. Each of the 12 directors listed below has been nominated for a one-year term to serve until the 2019 Annual Meeting of Shareholders or until his or her successor is elected and qualified. In the event that any or all of the director nominees are unable to stand for election as director, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, may select different nominees for election as directors.
Certain information with respect to each of the nominees is set forth below, including his or her principal occupation, qualifications, and directorships during the past five years. Each nominee has consented to serve and all nominees are currently serving on the Company’s Board. The nominees were each recommended to the Board by the Company’s Nominating & Corporate Governance Committee whose goal is to assemble a board that operates cohesively, encourages candid communication and discussion, and focuses on activities that help the Company maximize shareholder value. The Nominating & Corporate Governance Committee also looks at the individual strengths of directors, their ability to contribute to the board, and whether their skills and experience complement those of the other directors. A more detailed discussion on the nomination process and the criteria the Nominating & Corporate Governance Committee considers in their evaluation of director candidates is found in the Corporate Governance section which begins on page 16.
The Board of Directors recommends a vote “FOR” each of the nominees.

Name	Age	Year First Elected as Director	Independent	Other Public Directorships Held in Last 5 Years	Committee Membership
S. Haunani Apoliona	68	2004	Yes	None	NCGC, FIMC, BPC
Mary G. F. Bitterman	73	1994	Yes	None	NCGC, HRC, ARC
Mark A. Burak	69	2009	Yes	None	ARC, NCGC
Clinton R. Churchill	74	2001	Yes	None	NCGC, ARC
Peter S. Ho	52	2009	No	None	None
Robert Huret	72	2000	Yes	1	NCGC, ARC
Kent T. Lucien	64	2006	No	1	None
Alicia E. Moy	40	2017	Yes	None	NCGC, HRC
Victor K. Nichols	61	2014	Yes	1	NCGC, ARC
Barbara J. Tanabe	68	2004	Yes	None	FIMC, HRC, NCGC
Raymond P. Vara, Jr.	48	2013	Yes	None	NCGC, HRC, ARC
Robert W. Wo	65	2002	Yes	None	HRC, NCGC , FIMC

NCGC - Nominating & Corporate Governance Committee
HRC - Human Resources & Compensation Committee
ARC - Audit & Risk Committee
BPC - Benefit Plans Committee
FIMC - Fiduciary & Investment Management Committee

As one of the largest financial institutions in Hawaii, finding director candidates with a deep knowledge of the focused market in which we operate is critical. The nominees' breadth and diversity of experience, mix of qualifications, attributes and skills strengthen our Board of Director's effective oversight of the Company's business. While our longer tenured directors bring a wealth of experience and deep understanding of the business, we recognize the need for fresh perspectives, have consistently added new directors, and are committed to continued board and committee diversity and refreshment.

Board Diversity & Skills
9	8	6	5	4
Experience with unique Hawaii marketplace	Independent directors with financial services expertise	Significant international experience	Banking experience	Other public company board experience
2	2	1	4	5
Media expertise	Background in public policy	Technology experience	Female directors	Native Hawaiian and/or Asian ancestry

QUALIFICATIONS AND EXPERIENCE

Name	Qualifications
S. Haunani Apoliona	Key Experience and Qualifications

•
Ms. Apoliona has dedicated more than 35 years working with and on behalf of Native Hawaiians. Her knowledge of Native Hawaiian affairs and cultural and charitable causes in Hawaii gives her a unique perspective on the values and interests of our core market, which pervade the business environment. These insights inform the discussion at both the Board and on the Nominating & Corporate Governance Committee.

Career Highlights

•
Ms. Apoliona was elected Trustee of the Office of Hawaiian Affairs ("OHA") (entity established by the Constitution of the State of Hawaii to improve the conditions and protect the entitlements of Native Hawaiians) in 1996 and served five four-year terms ending November 8, 2016.
•
As Chairman of the OHA Board from 2000 through 2010, she led the pursuit of Federal Recognition for Native Hawaiians, resolution of long-standing ceded land revenue disputes, and a vast array of advocacy initiatives for Native Hawaiians.

Other Professional Experience and Community Involvement

•
Ms. Apoliona was President and Chief Executive Officer of Alu Like, a non-profit organization whose mission is to assist Native Hawaiians in achieving social and economic self-sufficiency, including workforce training, vocational education, and training in entrepreneurship, business development and computer technology.

Education
• Ms. Apoliona studied at the University of Hawai'i Manoa graduating with bachelor's degrees in Sociology and Liberal Arts (Hawaiian Studies) and a master's degree from the School of Social Work.

Name	Qualifications
Mary G. F. Bitterman	Key Experience and Qualifications

•
Dr. Bitterman's considerable experience in broadcasting, media and public policy, her experience as a regulator with authority over Bank of Hawaii and other state-chartered banks, her service on the board of a large mutual fund complex and its key committees, and her deep understanding of the Company and the financial services industry provides her with broad expertise across a range of issues of critical importance to the company's activities in a highly regulated and public-facing environment. Dr. Bitterman has also gained extensive and valuable insight from her tenure as Lead Independent Director of the Board. These experiences, attributes, and skills qualify her to serve on the Board and as a member of each of the Board's standing committees.

Career Highlights

•
Since 2004, Dr. Bitterman has served as President and Director of the Bernard Osher Foundation (a 41 year-old philanthropic organization headquartered in San Francisco that supports higher education and the arts).
•
Previously, Dr. Bitterman served as President and CEO of the James Irvine Foundation, an independent grant-making foundation serving Californians. Prior to that, she served as President and CEO of KQED, one of the major public broadcasting centers in the United States.

Other Professional Experience and Community Involvement

•
Dr. Bitterman served as Executive Director of the Hawaii Public Broadcasting Authority, director of the Voice of America, and director of the Hawaii State Department of Commerce and Consumer Affairs (and simultaneously ex-officio Commissioner of Financial Institutions, Commissioner of Securities, and Insurance Commissioner).
•
She was a member of the Barclays Global Investors board for nine years, serving on the Audit & Risk Committee as well as chairing the Nominating & Corporate Governance Committee.
•
Dr. Bitterman currently serves as a director of the Bay Area Council Economic Institute, the Hawaii Community Foundation, the Commonwealth Club of California and Board Chair of the PBS Foundation, and an Advisory Council member of the Stanford Institute for Economic Policy Research and the Public Policy Institute of California.

Education
• Dr. Bitterman received her bachelor of arts degree from Santa Clara University and her M.A. and Ph.D. from Bryn Mawr College.

Name	Qualifications
Mark A. Burak	Key Experience and Qualifications

•
Mr. Burak's career in accounting, finance and strategic planning for major banking organizations brings a high level of sophistication to his participation in Board discussion of a wide range of financial, strategic planning and operating matters, and his prior engagement as a consultant to Bank of Hawaii, including considerable involvement in formulating our longer term strategy, along with his nine years of experience on the Board, provide him substantial knowledge of our business. His professional experience and educational background make him qualified to serve on the Board and as Chair of the Audit & Risk Committee.

Career Highlights

•
Mr. Burak was an independent consultant providing planning and business performance evaluation advisory services.
•
He formerly served as Executive Vice President for Planning, Analysis and Performance Measurement at Bank of America, having retired after more than thirty years of service.
•
Mr. Burak held various accounting and finance positions based in Chicago, London, San Francisco, and Charlotte at Bank of America and the former Continental Illinois National Bank.

Other Professional Experience and Community Involvement

•
Mr. Burak is a Certified Public Accountant and served as Controller, Managing Director of Management Accounting & Analysis, Business Segment Controller, and Regional Controller for Europe and Asia for the former Continental Illinois National Bank.
•
He serves on the Board of Trustees of the Honolulu Museum of Art and also as Treasurer and Chairman of the Finance Committee.
•
He is a member of Financial Executives International, having served on several local chapter boards and as President of the San Francisco Chapter, and is a member of the American Institute of Certified Public Accountants.

Education

•
Mr. Burak received his bachelor's degree in business administration in public accounting from Loyola University of Chicago and his M.B.A. in finance from the Kellogg Graduate School of Management at Northwestern University.

Clinton R. Churchill	Key Experience and Qualifications

•
Mr. Churchill's strong financial background, leadership experience at various companies, and long association with the Estate of James Campbell, which was a nationally diversified real estate company and a major Hawaii landowner, has given him a broad and strategic perspective on business affairs in the Company's core market as well as a deep knowledge of an industry that represents a large portion of our customer base. His background and experience coupled with having served on the Company's Audit & Risk Committee for 16 years, including 14 years as its Chairman, make Mr. Churchill qualified to serve on the Board.

Career Highlights

•
Former Trustee, Estate of James Campbell from 1992 through August 2017. He served as Chairman six of the 24 years.
•
Prior to becoming a Trustee of the Estate of James Campbell, Mr. Churchill served as COO and CEO of the Estate. He also served as Controller, Financial Vice President, and President of Gaspro, Inc.
•
Mr. Churchill was a management consultant with Touche Ross & Company.

Other Professional Experience and Community Involvement

•
Mr. Churchill serves as Chairman of Pacific Aviation Museum at Pearl Harbor and Friends of Challenger Center Hawaii.
•
Mr. Churchill served in various positions in the Hawaii Air National Guard, retiring as its Commander. He has also chaired several non-profit organizations and professional organizations, including Kapiolani Medical Center and The Economic Development Corporation of Honolulu.

Education
• Mr. Churchill received his bachelor of science degree in business and his M.B.A. in management and finance from the University of Arizona.

Name	Qualifications
Peter S. Ho	Key Experience and Qualifications

•
As Chairman and CEO, Mr. Ho fully understands the drivers of change in the way we will bank in the future. He is leading the charge to meet the evolving demands of the customer and transforming their experience using a 21st century delivery model. Mr. Ho's long career as a Bank of Hawaii executive, overseeing all aspects of the Company's business and his deep knowledge of our markets, community and culture make him well qualified for service on our Board.
•
Under Mr. Ho's leadership, Bank of Hawaii has been ranked in the top 10 of America's best banks by Forbes and received the Financial Services Roundtable "Corporate Social Responsibility Leadership Award" for the 7th consecutive year.

Career Highlights

•
Mr. Ho has served as Chairman and CEO of the Company since July 2010; President since April 2008; Vice Chair and Chief Banking Officer from January 2006-April 2008; Vice Chair, Investment Services Group from April 2004-December 2005; and Executive Vice President, Hawaii Commercial Banking Group from February 2003-April 2004.
•
In 2015, Mr. Ho was elected to serve a second three-year term on the board of the Federal Reserve Bank of San Francisco.

Other Professional Experience and Community Involvement

•
Mr. Ho served as Chairman of the 2011 Asia Pacific Economic Cooperation Hawaii Host Committee and the 2016 National Host Committee for the International Union for Conservation of Nature.
•
Mr. Ho is active in the Hawaii community and serves on several boards, including American Red Cross-Hawaii, Hawaii Community Foundation, McInerny Foundation, Shane Victorino Foundation, the Strong Foundation, the East-West Center, and the Hawaii Bankers Association. He is a member of the Financial Services Roundtable, the Hawaii Business Roundtable, the Hawaii Asia Pacific Association, the Hawaii Chamber of Commerce-Military Affairs Council Executive Committee, and an Advisory Board member of Mental Health America of Hawaii.

Education

•
Mr. Ho holds a bachelor of science degree in business administration and an M.B.A. from the University of Southern California. He is also a 2008 graduate of Harvard Business School's Advanced Management Program.

Robert Huret	Key Experience and Qualifications

•
Mr. Huret has 49 years of commercial banking, investment banking and private equity investment experience and has participated in over 100 bank and bank-related mergers, public offerings and joint ventures, with an emphasis on technology companies focused in the financial services industry.
•
Mr. Huret's knowledge of the commercial and investment banking business, his experience in finance and investment activities and his participation in strategic transactions across the financial services spectrum give him a broad and deep perspective on all facets of our business. His background and experiences coupled with his service as Vice Chairman of the Audit & Risk Committee qualifies Mr. Huret to serve on the Board.

Career Highlights

•
Since 1998, Mr. Huret is the Founding Partner of FTV Capital, a multi-stage private equity firm whose limited partners include many of the world's foremost financial institutions.
•
He is also Chairman of Huret Rothenberg & Co., a private investment firm, and is a director of Financial Engines, Inc.
•
Mr. Huret was formerly a senior consultant to Montgomery Securities.

Other Professional Experience and Community Involvement

•
Mr. Huret served as Senior Vice President, Finance and Trust Executive Officer at Bank of California and Vice President of Planning and Mergers and Acquisitions at First Chicago Corporation.
•
He also served as Trustee of Cornell University and San Francisco University High School.

Education
• Mr. Huret received his bachelor of science degree in industrial and labor relations from Cornell University and his M.B.A. with distinction from Harvard University.

Name	Qualifications
Kent T. Lucien	Key Experience and Qualifications

•
Mr. Lucien's senior executive experience in major Hawaii businesses and strong finance and accounting background, coupled with his deep knowledge of the Company's finances gained during his tenure with the Company makes him a valuable member of the Board.
•
Mr. Lucien was elected to the Board in 2006 and served as Chair of the Audit & Risk Committee prior to becoming the Company's Chief Financial Officer.

Career Highlights

•
Mr. Lucien assumed the role of Vice Chair and Chief Strategy Officer in March 2017 to execute the bank's key strategic initiatives, including the "Branch of Tomorrow" modernization project and leveraging information and technology to reshape the delivery of banking services, products and experiences with a customer focus.
•
Mr. Lucien served as Vice Chair and Chief Financial Officer of the Company from April 2008 to February 2017.

Other Professional Experience and Community Involvement

•
Prior to his employment with the Company, Mr. Lucien served as a Trustee for C. Brewer & Co. Ltd., (a Hawaii corporation engaged in agriculture, real estate and power production and also held key executive positions at C. Brewer & Co. Ltd., including Chief Executive Officer of Operations, Controller, and Chief Financial Officer.
•
He also worked for Pricewaterhouse Coopers and is a Certified Public Accountant (inactive).
•
He serves on the boards of Wailuku Water Company LLC and Hawaii Humane Society.

Education
• Mr. Lucien received his bachelor's degree from Occidental College and his M.B.A. from Stanford University.
Alicia E. Moy	Key Experience and Qualifications

•
Ms. Moy's expertise in utilities and energy has given her a unique and holistic perspective on the integrated nature of Hawaii's energy ecosystem and how it is transforming to meet the state's renewable energy goals. Given the importance of energy in Hawaii and how it impacts all consumers in the state, Ms. Moy's perspective in this key segment of the markets we serve will bring valuable insights to the Board's deliberations. Her leadership in this industry along with her strong executive background in finance and strategic planning qualify her for service on the Board.

Career Highlights

•
Ms. Moy has been President and Chief Executive Officer of Hawai'i Gas since May 2013, which is the state's only government-franchised, full-service gas company.
•
From 2001 to 2013, Ms. Moy was Senior Vice President with Macquarie Infrastructure and Real Assets ("MIRA"), where she oversaw corporate strategy, strategic planning, funding and management of several MIRA-managed utility companies, including Hawai'i Gas.

Other Professional Experience and Community Involvement

•
 She has served as a member of Hawai'i Gas' board of directors since 2011. From 1999-2001, Ms. Moy worked for Morgan Stanley in the Investment Banking division, where she was involved in corporate finance and mergers and acquisitions for private equity clients.
•
Ms. Moy is a member of the Hawaii Business Roundtable and serves on the boards of Aloha United Way, the Chamber of Commerce of Hawaii, the Western Energy Institute, MIC Renewable Energy Holdings, and Hawai'i Workforce Development Council. She also sits on advisory boards for the Hawaii Clean Energy Initiative and Women in Renewable Energy.

Education
• Ms. Moy holds a bachelor's degree in finance and marketing from the University of Miami and a master's degree in finance from INSEAD.

Name	Qualifications
Victor K. Nichols	Key Experience and Qualifications

•
Mr. Nichols' 37 years of experience and knowledge in both information technology and the financial services industry as well as his background and expertise in strategic planning add a valuable global perspective to the Board in understanding the increasingly important role information technology has in the financial services industry. Mr. Nichols' background and experiences, attributes and skills qualify him to serve on the Board.

Career Highlights

•
Since January 1, 2017, Mr. Nichols has been the Chief Executive Officer of Harland Clarke Holdings, which oversees Harland Clarke, Scantron, Retail Me Not, and Valassis. He was Chief Executive Officer of Valassis, a leader in intelligent media delivery from April 2015 through December 2016.
•
Mr. Nichols previously served as Chief Executive Officer of North American and President of Global Consumer Services for Experian, the leading global information services company providing data and analytical tools to clients around the world.
•
Prior to joining Experian, he served as Chief Information Officer leading all key technology functions at Wells Fargo & Company.
•
Mr. Nichols also was President of Safeguard Business Systems and held senior positions at Bank of America in interstate banking integration, consumer loan services, and operations.

Other Professional Experience and Community Involvement

•
Mr. Nichols was past President and founding partner of VICOR, Inc., an advanced technology engineering firm leading business transformation with a concentration in the financial services industry.
•
Mr. Nichols is a director and a member of the audit committee of Bridgepoint Education, Inc. and has been an Advisor to Mitek, an identification technology provider.
•
In addition, he is a member of the Economics Leadership Council, University of California, San Diego.
•
Mr. Nichols served on the Leadership Council for UCI Bren School of Information and Computer Sciences and on the Dean's Advisory Board, University of California, Irvine Merage School.

Education
• Mr. Nichols holds a bachelor of science degree in economics from the University of California, San Diego, and an M.B.A. in finance from the University of California, Berkeley.

Name	Qualifications
Barbara J. Tanabe	Key Experience and Qualifications

•
Ms. Tanabe has expertise in communications and issues management with over 30 years of experience in public affairs, crisis management, and broadcast journalism in the Unites States and Asia. Her sensitivity to public policy matters, the media, and cultural and ethnic diversity in our core market bring insights that inform a wide range of Board deliberations and qualify her for service on the Board.

Career Highlights

•
Ms. Tanabe is Owner of Ho'akea Communications, LLC (a public affairs company) since 2003.
•
She served as President and CEO of Hill & Knowlton/Communications Pacific and her own consulting firm, Pacific Century, where she counseled executives and government officials in the areas of cross-cultural communications, crisis and issues management, and news media management.
•
As the first Asian-American women journalist in the nation, she pioneered news coverage of issues dealing with ethnic minorities, diversity, and civil rights.

Other Professional Experience and Community Involvement

•
Ms. Tanabe co-founded a public policy research firm, Hawaii Institute of Public Affairs, which produced studies resulting in legislation to promote economic development in Hawaii.
•
She is also co-chair and founder of the Hawaii Chapter of Women Corporate Directors, and serves as a member of the boards of Japan-America Society of Hawaii, the Crown Prince Akihito Scholarship Foundation, The American Judicature Society, and the Pacific Forum.

Education
• Ms. Tanabe received her bachelor of arts degree in communications from the University of Washington and an M.B.A. from the University of Hawai'i.

Name	Qualifications
Raymond P. Vara, Jr.	Key Experience and Qualifications

•
Mr. Vara's financial and operational background coupled with his senior executive and audit committee experience make him qualified to serve on the Company's Board. His community involvement and leadership of Hawaii's largest health care provider and non-governmental employer also bring a valuable perspective of a key segment of the markets we serve.

Career Highlights

•
As President and CEO of Hawaii Pacific Health, he oversees Hawaii's largest health care provider comprised of Straub Clinic & Hospital, Kapiolani Medical Center for Women & Children, Pali Momi Medical Center, Wilcox Memorial Hospital and Kauai Medical Clinic.
•
Prior to his appointment in 2012, he served as its Executive Vice President and Chief Executive Officer of Operations since 2004.
•
Mr. Vara also served as Chief Financial Officer and Chief Executive Officer for Los Alamos Medical Center in New Mexico, an integrated health care service provider.

Other Professional Experience and Community Involvement

•
Prior to joining the private sector, Mr. Vara held various positions in the United States Army, including Controller for the Army's Northwestern Healthcare Network, Deputy Chief Financial Officer of the Madigan Army Medical Center in Tacoma, Washington, and Assistant Administrator and Chief Financial Officer of Bassett Army Community Hospital in Fairbanks, Alaska.
•
Mr. Vara is active in the Hawaii community and serves on several boards, including Island Insurance Company, Ltd., Island Holdings, Inc., American Heart Association-National Board (Treasurer and Chair of the Finance and Operations Committee), Red Cross - Hawaii State Chapter, Blood Bank of Hawaii, MidPacific Institute and Hawaii Pacific University (Chair of Compensation Committee).

Education
• Mr. Vara holds a bachelor's degree in finance from Hawaii Pacific University and received his M.B.A. from the University of Alaska.
Robert W. Wo	Key Experience and Qualifications

•
As Owner and Director of C.S. Wo & Sons, Ltd. (a furniture retailer) since 1984, Mr. Wo has led this third-generation family-owned and operated business to become Hawaii's largest furniture retailer, ranking it among the Top 250 companies in the State of Hawaii and among the Top 100 furniture retailers in the nation. Mr. Wo's knowledge and experience in operating a business in the Company's core market as a major employer in the State and deep involvement in the community qualify him for service on the Board and as Chair of the Human Resources & Compensation Committee.

Career Highlights

•
Mr. Wo is the Owner and Director of C.S. Wo & Sons, Ltd. since 1984.
•
Mr. Wo is a member of the Hawaii Business Roundtable whose mission is to promote the overall economic vitality and social health of Hawaii.

Other Professional Experience and Community Involvement

•
Mr. Wo is active in the community, having served on the boards of Aloha United Way, Junior Achievement of Hawaii, and Retail Merchants of Hawaii. He currently serves on the boards of Hawaii Medical Service Association, Assets School, and Iolani School.

Education
• Mr. Wo received his bachelor's degree in economics from Stanford University and earned his M.B.A. from Harvard Business School.

BENEFICIAL OWNERSHIP
At the close of business on January 31, 2018, Bank of Hawaii Corporation had 42,433,345 shares of its common stock outstanding. As of January 31, 2018, this table shows the amount of Bank of Hawaii Corporation common stock owned by (i) each person or entity who is known by us to beneficially own more than five percent of Bank of Hawaii Corporation’s common stock; (ii) each current director and director nominee, (iii) each of the executive officers named in the Summary Compensation Table (the “named executive officers”), and (iv) all of our directors and executive officers as a group. Unless otherwise indicated and subject to applicable community property and similar statutes, all persons listed below have sole voting and investment power over all shares of common stock beneficially owned. Share ownership has been computed in accordance with SEC rules and does not necessarily indicate beneficial ownership for any other purpose.

Name	Number of Shares Beneficially Owned		Right to Acquire Within 60 Days	Total	Percent of Outstanding Shares as of January 31, 2018
More than Five Percent Beneficial Ownership
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,798,907	(1)	—	5,798,907	13.70%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,741,376	(2)	—	3,741,376	8.80%
Neuberger Berman Group LLC 1290 Avenue of the Americas New York, New York 10104	2,748,020	(3)	—	2,748,020	6.47%

Current Directors and Director Nominees
S. Haunani Apoliona	24,549	(4)	—	24,549	*
Mary G. F. Bitterman	40,072	(4)(5)	—	40,072	*
Mark A. Burak	8,297	(4)	—	8,297	*
Michael J. Chun (not standing for re-election)	23,731	(4)(5)	—	23,731	*
Clinton R. Churchill	26,032	(4)(5)(6)	—	26,032	*
Robert Huret	46,685	(4)	—	46,685	*
Alicia E. Moy	748	(4)	—	748	*
Victor K. Nichols	6,181	(4)	—	6,181	*
Barbara J. Tanabe	19,317	(4)	—	19,317	*
Raymond P. Vara, Jr.	4,344	(4)	—	4,344	*
Robert W. Wo	56,693	(4)(5)	—	56,693	*

Named Executive Officers
Peter S. Ho (also Director Nominee)	156,596		46,666	203,262	*
Kent T. Lucien (also Director Nominee)	48,475	(5)(7)	15,000	63,475	*
Dean Y. Shigemura	30,404	(5)	23,333	53,737	*
Wayne Y. Hamano	34,432	(5)	—	34,432	*
Mark A. Rossi	54,413	(5)(8)	—	54,413	*
Mary E. Sellers	62,074	(5)	30,000	92,074	*
All current directors, director nominees, and executive officers as a group (21 persons)	723,873		140,831	864,704	2.04%

* Each of the current directors, director nominees, and named executive officers beneficially owned less than one percent of Bank of
    Hawaii Corporation's outstanding common stock as of January 31, 2018.

(1)
According to its Schedule 13G filed with the SEC on January 19, 2018, BlackRock, Inc. is a parent holding company or control person and may be deemed to have beneficial ownership as of December 31, 2017 of 5,798,907 shares of Bank of Hawaii Corporation common stock owned by its clients, none known to have more than five percent of outstanding shares except subsidiary BlackRock Fund Advisors. According to the same filing, BlackRock, Inc. has sole power to vote or to direct the vote over 5,638,922 of those shares and sole power to dispose or to direct the disposition of 5,798,907 shares.

(2)
According to its Schedule 13G filed with the SEC on February 12, 2018, The Vanguard Group is an investment adviser and its subsidiaries may be deemed to have beneficial ownership as of December 31, 2017 of 3,741,376 shares of Bank of Hawaii Corporation common stock owned by its clients, none known to have more than five percent of outstanding shares. According to the same filing, The Vanguard Group has sole power to vote or to direct the vote over 22,734 of those shares, sole power to dispose or to direct the disposition of 3,717,803 shares, shared power to vote or to direct the vote over 4,400 shares and shared power to dispose or to direct the disposition of 23,573 shares.

(3)
According to its Schedule 13G filed with the SEC on February 15, 2018, Neuberger Berman Group LLC is a parent holding company or control person and its affiliates may be deemed to have beneficial ownership as of December 31, 2017 of 2,748,020 shares of Bank of Hawaii Corporation common stock by its clients, none known to have more than five percent of outstanding shares. According to the same filing, Neuberger Berman Group LLC has shared power to vote or to direct the vote of 2,727,800 of those shares and shared power to dispose or to direct the disposition of 2,748,020 shares.

(4)
Includes restricted shares owned by directors under the Director Stock Program: Ms. Apoliona, 14,305 shares; Dr. Bitterman, 645 shares; Mr. Burak, 645 shares; Dr. Chun, 19,445 shares; Mr. Churchill, 19,445 shares; Mr. Huret, 645 shares; Ms. Moy, 645 shares; Mr. Nichols, 645 shares; Ms. Tanabe, 645 shares; Mr. Vara, 645 shares; and Mr. Wo, 19,445 shares. Also includes shares owned by directors under the Directors Deferred Compensation Plan: Messrs. Huret, 23,381 shares; Nichols, 3,203 shares; and Wo, 16,614 shares; and Mmes. Apoliona, 4,583 shares and Tanabe, 10,231 shares.

(5)
Includes shares held individually or jointly by family members as to which the specified director or officer may be deemed to have shared voting or investment power as follows: Dr. Bitterman, 7,144 shares; Dr. Chun, 2,286 shares; Mr. Churchill, 3,025 shares; Mr. Wo, 10,274 shares; Mr. Lucien, 5,500 shares; Mr. Hamano, 580 shares; Mr. Rossi, 37,470 shares; Ms. Sellers, 43,940 shares; and Mr. Shigemura, 19,011 shares.

(6)	Includes 500 shares held in an Individual Retirement Account.

(7)	Includes 1,000 shares held in a Keogh account.

(8)	Includes 1,904 shares held in an Individual Retirement Account.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Company and the Board have adopted Corporate Governance Guidelines (“Governance Guidelines”). The Governance Guidelines are posted on the Investor Relations page of the Company's website at www.boh.com. The Governance Guidelines address director qualification and independence standards, responsibilities of the Board, access to management, independence standards and access to independent advisors, compensation, orientation and continuing education, Board committees, Chief Executive Officer (“CEO”) evaluation, management succession, Code of Business Conduct and Ethics, shareholder communications to the Board and the Board’s annual performance evaluation.
The Company’s leadership structure includes both a combined Chairman and CEO and a separate Lead Independent Director. At this time, the Board believes that it is in the best interests of the Company to have a single individual serve as Chairman and CEO to control and implement the short- and long-term strategies of the Company. The Board believes that this joint position provides it with the ability to perform its oversight role over management with the benefit of a management perspective as to the Company’s business strategy and all other aspects of the business. With its Lead Independent Director, this governance structure also provides a form of leadership that allows the Board to function distinct from management, capable of objective judgment regarding management’s performance, and enables the Board to fulfill its duties effectively and efficiently. The Company’s leadership structure promotes the objectivity of the Board’s decisions and its role in reviewing the performance of management. Through its leadership and governance processes the Company seeks to establish a governance structure that provides both oversight and guidance by the Board to management regarding strategic planning, risk assessment and management, and corporate performance.
The Company’s Lead Independent Director is appointed by the Board and the current Lead Independent Director, Dr. Mary G. F. Bitterman, has served in this position since 1999. The Company’s Governance Guidelines clearly define the Lead Independent Director’s role and duties which include, but are not limited to, serving as Chairman of the Company’s Nominating & Corporate Governance Committee, presiding over regularly scheduled executive sessions of the non-management directors, serving as a liaison between the non-management directors and executive management, and assisting the Board and executive management to ensure compliance with the Governance Guidelines.
The Company's Nominating & Corporate Governance Committee has determined that each of the 11 current non-management directors, including the Lead Independent Director, are “independent” as defined by the NYSE rules. The non-management directors meet in executive session without management in attendance for regularly scheduled meetings. The non-management directors may also meet in executive session each time the full Board convenes for a meeting. In 2017, the non-management directors met five times in executive session. The Lead Independent Director also meets regularly on an individual basis with members of the Company’s executive management team.
Director Qualifications and Nomination Process
The Nominating & Corporate Governance Committee is responsible for identifying and assessing all director candidates and recommending nominees to the Board. Potential nominees are evaluated based on their independence, within the meaning of the Governance Guidelines and the rules of the NYSE. Candidates to be nominated as a director, including those submitted by shareholders, are selected based on, among other criteria, their integrity, informed judgment, financial literacy, high performance standards, accomplishments and reputation in the community, experience, skill sets, and ability to commit adequate time to Board and committee matters and to act on behalf of shareholders. The criteria also include a determination of the needs of the Board and of the interplay between each individual’s personal qualities and characteristics and those of the other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company and its shareholders. In addition, Board members are expected to participate in continuing education and training opportunities to stay current on corporate governance, industry trends and issues and to enhance their understanding of the Company’s business.
The objective of the Nominating & Corporate Governance Committee is to present a combination of candidates that will result in a Board with a wide range of skills, expertise, industry knowledge, viewpoints, and backgrounds, with business and community contacts relevant to the Company’s business. To accomplish this, the Nominating & Corporate Governance Committee seeks candidates from different age groups, ethnicities, genders, industries, and experiences, in addition to the criteria described above. The Board includes directors with experience in public corporations, not-for-profit organizations, and entrepreneurial individuals who have successfully run their own private enterprises. The Board also has the broad set of skills necessary for providing oversight to a financial institution, which includes proven leadership and expertise in finance, accounting, information technology, risk management, lending, investment management and communications. A shareholder may submit a candidate for consideration by the Board to be included in the Board’s slate of director nominees. Candidates proposed by shareholders will be evaluated by the Nominating & Corporate Governance Committee under the same criteria that are applied to other candidates. The criteria are set forth above and in the Company’s Bylaws and Governance Guidelines. Candidates to be considered for nomination by the Nominating & Corporate Governance Committee at the 2019 Annual Meeting of Shareholders must be presented in writing to the Corporate Secretary on or before November 16, 2018 at 130 Merchant Street, Honolulu, Hawaii 96813.
Director Experience, Tenure and Refreshment
The Board maintains a unique balance of experience, tenure, diversity, cultural and local market knowledge and broad subject matter expertise. While our longer-tenured directors carry a wealth of experience and deep understanding of the Company and our industry, the Board embraces the need for fresh perspectives and is committed to continued director refreshment. Since 2009, the Board has added five new directors with targeted and diverse areas of expertise. In addition to the Company's proactive refreshment activities, the Company anticipates that it will experience four director retirements over the next three years as a result of certain directors reaching the mandatory retirement age of 75. The Board is actively engaged in identifying future knowledge requirements and matching those requirements with potential director candidates possessing the desired personality and skill sets.
Likewise, the Board employs a balanced approach to populating Board Committees. This refreshment strategy results in a membership that maintains new and contemporary perspectives, ideas and approaches, with the appointment of Ms. Moy to the Human Resources & Compensation Committee in February 2017 and the appointment of Mr. Burak as chair of the Audit and Risk Committee in April, 2017.
Board and Committee Evaluations
The Nominating & Corporate Governance Committee leads and oversees the annual evaluation of the Board and Board committees. The annual evaluation includes an individual director self-assessment and an independent third party hosted survey to determine whether the Board and its committees are functioning effectively.  The Nominating & Corporate Governance Committee establishes the evaluation criteria, oversees the evaluation process, discusses the results with the Board, and implements any changes that emerge from the evaluations that the Board deems appropriate to enhance Board effectiveness.
An independent consultant provides assistance with the design of the online survey instrument and administers the survey on behalf of the Nominating & Corporate Governance Committee, thereby assuring anonymity of participant responses through a secure, encrypted website.  A written report of total sample data, as well as data for the Board committees, is prepared by the consultant, analyzing the closed-end questions and includes the verbatim comments offered by directors at the close of each section of the survey that may provide recommendations for improvement.  The report also tracks current data against results from previous surveys, where comparable.

Majority Voting
The Company's Bylaws and Governance Guidelines provide for majority voting in uncontested elections and a resignation process in the event a director nominee does not obtain a majority of votes cast. The resignation process provides the Board with discretion to accept or reject a tendered resignation if a majority vote is not obtained. If the tendered resignation is not accepted by the Board, the Board shall not nominate such director to stand for re-election at the next annual meeting of shareholders.
Communication with Directors
Shareholders and any interested parties may communicate with the Board, non-management directors, or the Lead Independent Director by sending correspondence c/o the Company’s Corporate Secretary, 130 Merchant Street, Honolulu, Hawaii 96813. All appropriate communications received will be forwarded to the Board, non-management directors or the Lead Independent Director as addressed.

Code of Business Conduct and Ethics
The Company has earned its reputation as a respected leader in the communities it serves and in the financial services industry by conducting business in an ethical, responsible and professional manner. The Company is proud of the high standards of quality and service that have been its hallmark through the years. These qualities represent fundamental business practices and apply to all directors, officers and employees.
The Company and Board have adopted a Code of Business Conduct and Ethics (the "Code") for directors, executive officers (including the Company's chief executive officer, chief financial officer, chief accounting officer and controller) and employees that is posted on the Investor Relations page of the Company’s website at www.boh.com. The Code addresses the professional, honest and candid conduct required of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including securities trading); corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets; and encourages the reporting of any illegal or unethical behavior. A waiver of any provision of the Code may be made only by the Audit & Risk Committee of the Board and must be promptly disclosed as required by SEC and NYSE rules. The Company will disclose any such waivers, as well as any amendments to the Code, on the Company’s website at www.boh.com.
Policy Prohibiting Hedging and Pledging of Company Stock
The Company's Securities Trading Policy (the "Policy") specifically prohibits directors and employees from hedging the risk associated with the ownership of Bank of Hawaii Corporation's common stock. The Policy also prohibits directors and employees from pledging transactions involving Bank of Hawaii Corporation common stock as collateral, including the use of a traditional margin account with a broker-dealer.
Director Independence
The Board is comprised of a majority of independent directors as defined by the NYSE listing standards. In affirmatively determining that a director is independent of the Company’s management and has no material relationship with the Company, either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with the Company, the Board applies the following categorical standards, in addition to such other factors as the Board deems appropriate:

a)
In no event shall a director be considered independent if the director is an employee, or a member of the director’s immediate family is an executive officer of the Company until three years after the end of such employment relationship. Employment as an interim Chairman of the Board, CEO, Chief Financial Officer ("CFO") or other executive officer shall not disqualify a director from being considered independent following that employment.

b)
In no event shall a director be considered independent if the director receives, or a member of the director’s immediate family who serves as an executive officer of the Company receives more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). A director may not be considered independent until three years after ceasing to receive such compensation.

c)
In no event shall a director be considered independent if the director is a current partner or employee of the Company’s internal or external auditor, or whose immediate family member is a current partner or employee of such a firm and personally works on the Company’s audit; or was a partner or employee of such a firm and personally worked on the Company’s audit within the last three years.

d)
In no event shall a director be considered independent if the director is employed, or a member of the director’s immediate family is employed, as an executive officer of another company where any of the Company’s present executives serves on that company’s compensation committee until three years after the end of such service or employment relationship.

e)
In no event shall a director be considered independent if the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services rendered in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues for such year, until three years after falling below such threshold.

f)
A director will not fail to be deemed independent solely as a result of the director’s and the director’s immediate family members’, or a director’s affiliated entities, banking relationship with the Company if such relationship does not violate paragraphs (a) through (e) above and is made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with persons not affiliated with the Company and, with respect to extensions of credit, is made in compliance with applicable laws, including Regulation O of the Board of Governors of the Federal Reserve System, and do not involve more than the normal risk of collectability or present other unfavorable features.

g)
Audit & Risk Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company and shall otherwise meet the independence criteria of Section 10A-3 of the Securities Exchange Act of 1934, as amended. Audit & Risk Committee members may receive directors’ fees and other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive (including any additional such fees or consideration paid to directors with respect to service on committees of the Board).

h)
Human Resources & Compensation Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company, and shall otherwise meet the independence criteria of Section 10C of the Securities Exchange Act of 1934, as amended. Human Resources & Compensation Committee members may receive directors' fees or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive (including any additional such fees or consideration paid to directors with respect to service on committees of the Board).

i)
If a particular commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship or transaction that is not addressed by the above standards exists between a director and the Company, the Board will determine, after taking into account all relevant facts and circumstances, whether such relationship or transaction is in the Board’s judgment material, and therefore whether the affected director is independent.

For purposes of these independence standards, an “immediate family member” includes the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.
The following 10 director nominees standing for re-election have been determined by the Board to be independent: Messrs. Burak, Churchill, Huret, Nichols, Vara, and Wo, and Mmes. Apoliona, Bitterman, Moy, and Tanabe, and accordingly, the Board has a majority of independent directors as defined by the listing standards of the NYSE and the Governance Guidelines. All of the committees are composed entirely of independent directors who also meet applicable committee independence standards. Mr. Ho is the Chairman, CEO and President of the Company and is therefore not independent. Mr. Lucien is the Vice Chair and Chief Strategy Officer of the Company and is therefore not independent.
Human Resources & Compensation Committee Interlocks and Insider Participation
No member of the Human Resources & Compensation Committee during fiscal year 2017 served as an officer, former officer, or employee of the Company or had a relationship that was required to be disclosed under “Certain Relationships and Related Transactions.” Further, during 2017, no executive officer of the Company served as:

•
A member of the Human Resources & Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Human Resources & Compensation Committee; or

•	A director of any other entity, one of whose executive officers or their immediate family member served on our Human Resources & Compensation Committee.

Environmental, Social and Governance Responsibility

Our corporate responsibility efforts include the economic, social and environmental choices Bank of Hawaii makes as an enterprise. These choices affect the lives of the bank’s shareholders, customers and employees, and their respective communities. Bank of Hawaii is committed to strengthening the communities it serves through its investments, charitable contributions and community service, and recognizes that a commitment to economic, social and environmental responsibility is an integral element to the Company’s success. In recognition of its efforts, Bank of Hawaii has been the recipient of the Financial Services Roundtable’s Corporate Social Responsibility Leadership Award for the past seven years.

Environmental Contributions
•Supporting Renewable Resources: Bank of Hawaii continues its program to improve and conserve the energy profile of its facilities and branches. In the past few years, branches on Oahu, Maui and the Big Island, as well as its corporate headquarters and other main facilities, have been upgraded with roof-mounted photovoltaic solar panels reducing the utility-provided energy consumption by 15 percent. Bank of Hawaii is committed to installing similar systems at all newly constructed branches, where possible, including the new Manoa and Pearlridge branches on Oahu. These two branches alone, which re-opened in December and January respectively, will have 128 PV panels, providing an estimated 66,000 kwh savings per year.

•Innovative Designs: All new and renovated branches, as well as renovated floors within the corporate headquarters are being designed with LED lighting and programmable controls, high efficiency HVAC controls and VAV air distribution systems. The new branches make more efficient use of space with increased customer support through innovative cash recycling machines at the tellers, use of portable computing platforms to allow the tellers to reach out directly with customers and reduce long waiting lines, upgraded ATMs that allow direct deposit of cash and checks along with simplified transaction handling. Staff lunch rooms are being outfitted with point-of-use hot water dispensers to replace water heaters, microwave ovens to replace stoves and cook-tops, as well as large-screen LED monitors that allow for remote, online meetings and training sessions, which reduce staff travel and down-time.

•Reducing Paper Usage: Reducing the amount of paper in the workflow process is a recent high-priority program within the organization as we strive to optimally operate and function in the 21st century electronic and digital based environment. As part of an overall “office transformation” initiative, we anticipate this sustainability effort will have both efficiency and cost-reduction benefits.

Social Contributions
•Supporting the “Unbanked” and “Underbanked:” Launched in April 2015, Bank of Hawaii was the first local bank to offer an alternative to traditional checking accounts in the state of Hawaii. EASE by Bank of Hawaii combines convenience and access, is FDIC insured and is among the lowest-fee bank accounts in the U.S. With no checks to bounce, customers do not incur overdraft fees. Customers are also given a free Visa debit card and free access to 387 Bank of Hawaii ATMs, do not have direct deposit requirements or monthly service fees for online statements, and are allowed an initial opening balance of $25. They also receive free 24/7 Bankoh by Phone, mobile banking and eBankoh online banking. We continue to see strong demand for our EASE product, and are glad to meet the needs of all our customers.

•Outstanding Commitment to Community Support: Bank of Hawaii, its Foundation and employees contributed approximately $2.8 million to community and philanthropic causes in 2017. In addition, Bank of Hawaii employees recorded more than 16,100 volunteer hours and participated in 359 community events during the course of the year.

•HIKI NÔ: Bank of Hawaii Foundation continued its support of PBS Hawaii’s HIKI NÔ, the groundbreaking student news program and statewide digital media learning initiative, in 2017. Since the inception of the program in 2011, Bank of Hawaii Foundation has provided $600,000 in grants, recognizing HIKI NO’s potential to help close the achievement gap in schools and equip students for the future workforce. Middle and high school students participate in HIKI NO from more than 80 public, private and charter schools to tell the stories of their diverse communities.

•Ongoing Employee Recognition and Support: Continuing its ongoing efforts to provide employees with enhanced recognition and benefits, Bank of Hawaii was the first local bank to share with its non-senior officer employees the benefits of the Tax Cuts and Jobs Act of 2017 by paying a one-time $1,000 cash bonus on December 28, 2017 and increasing its minimum hourly rate of pay from $12 to $15 per hour, effective January 1, 2018.

•Employees’ Children Scholarship Fund: For the 2017-2018 academic year, Bank of Hawaii Foundation supported 30 college scholarships totaling $105,000 for children and grandchildren of Bank of Hawaii employees. BOH Foundation provides funding to Hawaii Community Foundation, which administers the scholarships. Since 2014, Bank of Hawaii Foundation has provided $435,000 to fund 123 college scholarships.

•College Assistance Program: Education is a catalyst that enables employees to shape their mind and spirit. In 2016, Bank of Hawaii launched its College Assistance Program (CAP) to give employees who are striving to obtain their first four-year bachelor’s degree access to a college education and tuition reimbursement. This program provides a unique opportunity for employees to earn their bachelor’s degree through Chaminade University of Honolulu’s Professional and Continuing Education (PACE) online program. PACE offers employees the convenience and flexibility to study where and when it’s most comfortable for them and the option to choose from a variety of select majors, whether or not they relate to their current job. We started with three participants in the inaugural term of October 2016. One year later, October 2017, we are at a record-high of 29 participants. CAP is the newest addition to the bank’s other types of educational assistance programs, which include the Tuition Assistance Program (TAP), Professional Education Program (PEP) and Professional Certification Program (PCERT).

•Bank of Hawaii Family Sundays: Since 2004, Bank of Hawaii has sponsored a free, once-a-month program of art activities, entertainment and films for the whole family at the Honolulu Museum of Art. This year, the monthly event, called Bankoh Family Sundays, drew more than 23,000 attendees supported by over 100 employee volunteers.

•Hawaii Book & Music Festival: Presented by Bank of Hawaii for the past 12 years, this weekend of award-winning authors, live entertainment and performances for all ages is free and open to the public. Approximately 32,000 people attended the event in 2017. The festival honors cultural arts and promotes literacy. An event highlight is the Bank of Hawaii Book Swap, where approximately 4,500 books were available, with more than 1,000 being donated by BOH employees.

Financial Education
•SmartMoney Seminars: Presented as a free public service (open to customers and noncustomers), these financial education seminars cover a variety of financial topics, such as the purchase of a first home and how to save and invest. This year, 52 seminars were held at Bank of Hawaii branches, schools and community organizations in Hawaii, Guam, Saipan and Palau. Bank volunteers led these seminars for more than 500 participants. Bank of Hawaii has offered SmartMoney Seminars for the past nine years.

•Educating Students: Each year, Bank of Hawaii employee volunteers visit elementary, middle and high schools to teach students financial literacy. The final report on the FDIC Youth Savings two-year pilot study was published and highlighted Bank of Hawaii for eight best practices. For example, Bank of Hawaii organized a career day and a bank visit at its main office for students of Waianae and Nanakuli high schools, two Title I schools. For the bank visit, the bank selected staff members who either graduated from the high school, or who served or lived in the community to provide financial education to the high school students. We also continue to provide Junior Achievement with volunteers in Hawaii and in Guam. Additionally, our bankers engaged in financial education initiatives under the American Bankers Association’s Teach Children to Save Day as well as Get Smart About Credit Day: 363 employees volunteered for Teach Children to Save Day in April, 115 employees volunteered for Get Smart About Credit Day in October and 228 employees volunteered for Junior Achievement.

•Volunteer Income Tax Assistance: Bank of Hawaii is proud to be able to provide the largest number of volunteers to both Goodwill Industries of Hawaii’s and Legal Aid Society of Hawaii’s VITA program. This year the bank helped 469 families receive $567,671 in federal tax refunds (not including saving the tax preparation fee and state income tax refund). This year’s volunteers helped the most families and generated the largest aggregate refund since 2010. We offered “pop-up tax refund clinics” in four branches once again this year: Main Branch, Waialae-Kahala Branch, Kalihi Branch and Waiakamilo Branch. These sites helped 54 families with over $59,000 in federal tax refunds. Over the past six years, 2,106 families have received over $2.7 million in tax refunds due to the efforts of BOH volunteers.

•Laumaka Work Furlough Program: Bank of Hawaii’s Commercial Banking Division and the Waiakamilo Branch have been important participants in the Laumaka Work Furlough Program. The bank’s role is to open savings accounts for those in the correctional system who are nearing their release date and have received permission to live outside of the correctional facility. The bank opens up savings accounts and assists with automatic deposits and payments, in addition to working with the Department of Public Safety staff in monitoring what payments can be made from these accounts.

Ten bankers have given substantial time to support a program that has an important role in reducing the recidivism rate from 50 percent to 5 percent for those inmates who are released directly from the correctional system.

•Assisting Foster Teens: Bank of Hawaii has partnered with nonprofit EPIC ‘Ohana’s Hawaii Youth Opportunities Initiative since 2010 to offer financial education to foster teens. Through this program, teens are able to open matched savings accounts, where each dollar saved is matched up to $1,000 annually, and may be withdrawn between the ages of 14 to 26. This has enabled these young people to make purchases primarily to pay for college education, housing and transportation. Since 2010, the Opportunity Passport Program using Bank of Hawaii IDA savings accounts has facilitated 669 transactions totaling $888,000 for former foster youth.

•Mentoring YMCA College Camp and Middle School Students: Starting with the 2016-2017 academic year, Bank of Hawaii partnered with the Nu‘uanu YMCA and University of Hawai'i students from the Atherton YMCA’s College Camp, to launch the Central Middle School Mentoring Program to steer youth onto a successful educational journey. More than 20 Bank of Hawaii employees, along with several graduates of The YMCA College Camp, volunteered to mentor 12 middle school students from Central Middle School. Bank of Hawaii also participated in mentoring sessions on financial education, and University of Hawai'i students met with the mentees monthly until they were promoted from the program in May 2017. The bank also provided 12 volunteers, who provided financial education to the most recent Atherton YMCA College Camp from Waianae and Nanakuli High Schools.

Economic Involvement
•Affordable Housing: We continue to partner with developers to finance affordable and workforce housing options in Hawaii and the Western Pacific, including housing options for senior citizens. Almost 700 affordable housing units in 2017 commenced or completed construction in 2017.

Oversight of Risk
The Company's governance, including policies, standards and procedures, has been developed with the goal of ensuring that business decisions and the execution of business processes are in compliance with legal and regulatory requirements.
Authority for accepting risk exposures on behalf of the Company originates from the Board. In turn, that authority is delegated through the Board-appointed Managing Committee, chaired by the CEO and comprised of executive management, and its subcommittees, including the Risk Council. The Risk Council, chaired by the Chief Risk Officer, provides the Managing Committee with a forum for the review and communication of both specific and company-wide risk issues, and serves to enhance collaboration among all areas of the Company that create and manage risk, while reinforcing executive management’s responsibility for ensuring risk is managed within established tolerances.
Risk management at the Company is the process for identifying, measuring, controlling and monitoring risk across the enterprise given its business as a financial institution and financial intermediary. Risk management crosses all functions and employees and is embedded in all aspects of planning and performance measurement. The Company’s systems, information and timely reporting are designed to enable the organization to quickly adapt to early warning signs.
The Board is responsible for oversight of the Company’s enterprise risk framework. The Board implements its risk oversight function both as a whole and through delegation to various committees. The Board has delegated to the Audit & Risk Committee primary responsibility for overseeing financial, credit, investment and operational risk exposures including regulatory and legal risk; to the Fiduciary and Investment Management Committee, comprised of five board members, primary responsibility for oversight of fiduciary and investment risk of client accounts; and to the Human Resources & Compensation Committee primary responsibility for oversight of risk related to management and staff. These committees report to the full Board to ensure the Company’s overall risk exposures are understood, including risk interrelationships. The Board also oversees reputational risk.
Risk reports are provided and discussed at every committee and Board meeting. In addition to detailed reports, the Board reviews an Enterprise Risk Position report that reflects key risk measures and trends across the Company. Key managers responsible for risk management (the Chief Risk Officer, the Treasurer, the Chief Compliance Officer, the General Counsel, and the Chief Fiduciary Officer) regularly provide updates at the respective committee and Board meetings. In support of the Board’s risk oversight role and to ensure that potential problems are surfaced, the Audit & Risk Committee directly oversees the Company’s Internal Audit and Credit Review functions.

Cybersecurity and Information Security Risk Oversight
Management of cybersecurity risks is the responsibility of the full Board. In 2017, the Company, the Board, and the Audit & Risk Committee continued to strengthen the management and oversight of cyber security risk through new security system enhancements, policies, testing, identification and reporting. The Company continued its program of third party penetration testing and ongoing analysis to identify potential vulnerabilities and need for system enhancements.
The Board devotes significant time and attention to oversight of cybersecurity and information security risk, and benefits from the technical expertise of certain of its members. In particular, the Board and Audit and Risk Committee, each receives regular reporting on cybersecurity and information security risk. At least quarterly, the Audit and Risk Committee receives an operational risk update that includes a review of cybersecurity and information security risks. Our Audit & Risk Committee also annually reviews and approves our Information Security Policy. The Board frequently receives presentations on and discusses cybersecurity and information security risks, industry trends and best practices.
Compensation Policies and Risk
The Board’s risk oversight responsibility includes the implementation of compensation programs that do not encourage or incentivize excessive risk taking or inappropriate conduct. The Human Resources & Compensation Committee is responsible for establishing and reviewing the Company’s executive compensation programs, as well as the compensation programs for employees generally, and ensuring that the programs do not encourage unnecessary or excessive risk taking or create risks that are reasonably likely to have a material adverse effect on the Company and its customers.
The Company, in addition to its annual comprehensive review, receives ongoing reporting relating to the Company's incentive plans' design, performance, payouts and customer impact, with oversight by and reporting to the Board, Audit and Risk Committee and Human Resources & Compensation Committee. This reporting includes an analysis of potential "red flag" indicators including the existence, nature and extent of any customer complaints, regulatory complaints, legal actions, employee feedback and payout results to determine if the incentive plan design or implementation resulted in employee wrongdoing or customer abuse.

BOARD COMMITTEES AND MEETINGS
The Board met 10 times during 2017. The Board’s policy is that directors should make every effort to regularly attend meetings of the Board and committees on which they serve and the Company’s annual meeting of shareholders. Each director attended at least 75% of the meetings of the Board and 75% of the committee meetings on which he or she served in 2017. All of the Company’s directors attended the 2017 Annual Meeting of Shareholders.
Board Committees
The Board has three standing committees: the Audit & Risk Committee, the Human Resources & Compensation Committee, and the Nominating & Corporate Governance Committee. The charters for the respective Board committees are posted in the Investor Relations section of the Company’s website at www.boh.com.
The Board has affirmatively determined that all of the members of the Audit & Risk, Human Resources & Compensation, and Nominating & Corporate Governance Committees (collectively the “Board Committees”) meet the independence standards of the NYSE and the Company’s Governance Guidelines. The Board Committees’ charters require that each committee perform an annual evaluation of its performance and assess the adequacy of its charter. Each committee has the authority to retain consultants and advisors to assist it in its duties, including the sole authority for the retention, termination and negotiation of the terms and conditions of the engagement.
Below are the members of each current standing committee.

Audit & Risk	Human Resources & Compensation	Nominating & Corporate Governance
Mary G. F. Bitterman	Mary G. F. Bitterman	S. Haunani Apoliona
Mark A. Burak *	Alicia E. Moy	Mary G. F. Bitterman*
Clinton R. Churchill	Barbara J. Tanabe	Mark A. Burak
Robert Huret **	Robert W. Wo *	Michael J. Chun***
Victor K. Nichols	Raymond P. Vara, Jr.	Clinton R. Churchill
Raymond P. Vara, Jr.		Robert Huret
Alicia E. Moy
Victor K. Nichols
Barbara J. Tanabe
Raymond P. Vara, Jr.
Robert W. Wo

* Committee Chairman
** Committee Vice Chairman
*** Not standing for re-election in April 2018

Audit & Risk Committee: 7 Meetings in 2017
The Audit & Risk Committee operates under and annually reviews a charter that has been adopted by the Board. The Audit & Risk Committee’s duties include assisting the Board in its oversight of the following areas of the Company: regulatory and financial accounting, reporting and credit risk management; compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications and independence; and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit & Risk Committee also provides oversight of management’s activities with respect to capital management and liquidity planning, including dividends and share repurchases, and overall interest rate risk management. In addition, the Audit & Risk Committee meets in private session at the conclusion of every regularly scheduled meeting to provide a confidential forum for identification and discussion of issues of importance to the Company. The Audit & Risk Committee also meets with non-member directors on a regularly scheduled basis to brief them on the content and issues discussed at the previous meeting.
The Board has determined that Messrs. Burak, Huret, Nichols, and Vara meet the definition of “financial expert” within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002. The Board has determined that all Audit & Risk Committee members meet the NYSE standard of financial literacy and have accounting or related financial management expertise. In addition, the Board has determined that Messrs. Burak, Huret and Nichols meet the definition of "risk expert" under the Federal Reserve Bank rules implementing Section 16 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and 12 CFR 252.22(d)(1).
The Audit & Risk Committee has adopted policies and procedures governing the following: pre-approval of audit and non-audit services; the receipt and treatment of complaints regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission of information by employees of the Company regarding questionable accounting or audit matters; and restrictions on the Company’s hiring of certain employees of the independent registered public accounting firm. The Audit & Risk Committee is also responsible for reviewing Company transactions involving a director or executive officer. The Audit & Risk Committee Report is located on page 64.
Human Resources & Compensation Committee: 10 Meetings in 2017
The Human Resources & Compensation Committee's duties are set forth in its charter, and include responsibility for compensation levels of directors and members of executive management and reviewing the performance of executive management. The Human Resources & Compensation Committee reviews and approves goals and objectives relevant to CEO compensation, and evaluates performance against those goals. It is also their responsibility to review the Company's long-term and short-term incentive compensation plans, equity-based plans, and deferred compensation programs. The Human Resources & Compensation Committee also reviews management development and training programs as well as succession planning for senior and executive management. The Human Resources & Compensation Committee charter allows for the delegation of its duties to its own subcommittee as long as such delegation is in compliance with all applicable laws, rules, and listing standards. The CEO makes recommendations with respect to non-CEO executive officer compensation. The Human Resources & Compensation Committee Report is located on page 28.
Nominating & Corporate Governance Committee: 8 Meetings in 2017
The Nominating & Corporate Governance Committee's duties are set forth in its charter and include reviewing the qualifications of all Board candidates and recommending qualified candidates for membership on the Board and the oversight of director continuing education opportunities. The Nominating & Corporate Governance Committee reviews the Board’s organization, procedures and committees and makes recommendations concerning the size and composition of the Board and its committees. The Nominating & Corporate Governance Committee makes recommendations to the Board regarding standards for determining non-management director independence and reviews the qualifications and independence of the members of the Board and its committees. The Nominating & Corporate Governance Committee also reviews and evaluates the Company’s compliance with corporate governance requirements and leads and oversees the Board and its committees’ annual performance evaluations. Further information regarding the responsibilities performed by the Nominating & Corporate Governance Committee and the Company’s corporate governance is provided in the committee charter and the Governance Guidelines.

DIRECTOR COMPENSATION
Retainer Fees
In 2017, based on analyses completed by Veritas Executive Compensation Consultants, LLC ("Veritas"), the Board's independent executive compensation consultant, the Board approved the following retainer fees, which remain unchanged from the previous 12-month period:

•	An annual retainer for service on the Board in the amount of $42,500;

•	An additional annual retainer for the Lead Independent Director in the amount of $15,000;

•
An annual retainer for Audit & Risk Committee members in the amount of $13,000, an annual retainer for the Chairman of the Audit & Risk Committee in the amount of $20,000, and an annual retainer for the Vice Chairman of the Audit & Risk Committee in the amount of $15,000; and

•
An annual retainer for Human Resources & Compensation Committee members in the amount of $11,250 and an annual retainer for the Chairman of the Human Resources & Compensation Committee in the amount of $19,250.

In addition to these standing committees, the Board has other committees for which directors received fees in 2017. Ms. Apoliona and Mr. Chun are members of the Board-appointed Benefit Plans Committee (“BPC”), and Mmes. Apoliona and Tanabe and Messrs. Chun and Wo are members of the Fiduciary Investment Management Committee (“FIMC”). In 2017, the FIMC chairman's (Ms. Tanabe) annual retainer was $12,500 and annual retainer fees for the FIMC and BPC members were $7,500 and $5,000, respectively. The Directors are reimbursed for Board-related travel expenses, and directors who reside principally on the U.S. mainland receive an additional $5,000 annually to compensate them for travel time.
Director Stock Plan
The shareholders approved the 2015 Director Stock Compensation Plan (the “Director Stock Plan”) at the 2015 annual meeting. The purpose of the Director Stock Plan is to advance the interests of the Company by encouraging and enabling eligible non-employee members of the Board to acquire and retain throughout each member's tenure as director a proprietary interest in the Company by owning shares of Bank of Hawaii Corporation common stock. The Director Stock Plan allows for the granting of stock options, restricted common stock, and restricted stock units. Under the Director Stock Plan, the Board has the flexibility to set the form and terms of awards. In 2017, each of the 11 non-employee Board members was given a stock award of 645 shares of restricted common stock (“Restricted Shares”) with a vesting date of April 20, 2018. In 2017, no stock options or restricted stock units were granted under the Director Stock Plan.
Directors' Deferred Compensation Plan
The Company maintains the Directors' Deferred Compensation Plan (the “Directors’ Deferred Plan”), under which each non-employee director may participate and elect to defer the payment of all of his/her annual Board and committee retainer fees, or all of his/her annual Board retainer fees, or all of his/her annual committee retainer fees. At the director's choice, deferred amounts under the Directors' Deferred Plan may be payable: 1) beginning on the first day of the first month after the participating director ceases to be a director of the Company; or 2) on an anniversary date of the director's choosing after the director ceases to be a director; or 3) a date specified by the director (which may include a date prior to the date a director ceases to be a director). Deferred amounts are paid to the participant in a lump sum or in equal annual installments over such period of years (not exceeding 10 years) as the participant elects at the time of deferral. If a participant dies, all deferred and previously unpaid amounts will be paid in a lump sum to the participant's beneficiary on the second day of the calendar year following the year of death. A participant's deferred amounts are adjusted for appreciation or depreciation in value based on hypothetical investments in one or more mutual funds or in shares of Bank of Hawaii Corporation common stock, as may be directed by the participant. The Company's obligations under the Directors' Deferred Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plan. The assets of the trust are at all times subject to the claims of the Company's general creditors.
Director Stock Ownership Guidelines
The Board believes it is important to support an ownership culture for the Company's directors, employees and shareholders. To ensure that linkage to shareholders occurs among the fiduciaries of the Company each non-management director is required to own a minimum amount of five times his or her annual cash retainer in Bank of Hawaii Corporation common stock. Directors are given five years from first joining the Board to achieve guideline levels of ownership. Nine of the ten non-management directors standing for re-election have satisfied the ownership guidelines. Director Alicia E. Moy, who joined the Board in 2017, is expected to satisfy the ownership guidelines within the required five-year period.
Director Compensation
The following table presents, for the year ended December 31, 2017, information on compensation earned by or awarded to each non-employee director who served on the Board of Directors during 2017.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
S. Haunani Apoliona	55,000	52,555	—	—	—	—	107,555
Mary G. F. Bitterman	86,750	52,555	—	—	—	—	139,305
Mark A. Burak	60,750	52,555	—	—	—	—	113,305
Michael J. Chun	55,000	52,555	—	—	—	—	107,555
Clinton R. Churchill	59,000	52,555	—	—	—	—	111,555
Robert Huret	62,500	52,555	—	—	—	—	115,055
Alicia E. Moy	49,272	61,304	—	—	—	—	110,576
Victor K. Nichols	60,500	52,555	—	—	—	—	113,055
Barbara J. Tanabe	66,250	52,555	—	—	—	—	118,805
Raymond P. Vara, Jr.	66,750	52,555	—	—	—	—	119,305
Robert W. Wo	69,250	52,555	—	—	—	—	121,805

(1)	Ms. Apoliona and Messrs. Huret, Nichols, and Wo elected to defer all of their respective fees earned in 2017.

(2)
The amounts in this column reflect the fair value of the restricted stock on the dates of grant. On February 24, 2017, the Company elected Ms. Moy to the board to serve the remainder of the unexpired term from February to April 2017 and issued a grant of 103 shares of restricted common stock to Ms. Moy for her service on the board, which had an aggregate fair value $8,749 based on the closing price of $84.94 on the date of grant. Ms. Moy's 103 shares vested on April 21, 2017. On April 28, 2017, the Company issued grants of 645 shares of restricted common stock to each of the non-management directors, having an aggregate fair value of $52,555 based on the closing price of the Company's common stock of $81.48 on the date of the grant; 100% of the grant will vest on April 20, 2018. As of December 31, 2017, each director had the following number of restricted stock awards accumulated in their accounts (which excludes options exercised and held as common stock in their accounts): Ms. Apoliona, 2,568 shares; Dr. Bitterman, 645 shares; Mr. Burak, 645 shares; Dr. Chun, 2,445 shares; Mr. Churchill, 2,445 shares; Mr. Huret, 645 shares; Ms. Moy, 645 shares; Mr. Nichols, 645 shares; Ms. Tanabe, 645 shares; Mr. Vara, 645 shares; and Mr. Wo, 2,445 shares.

(3)	No option awards were granted in 2017. As of December 31, 2017, no director had outstanding options to purchase shares of the Company's common stock.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act provides shareholders the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.
As an advisory vote, this proposal is not binding upon the Company. However, the Human Resources & Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and considers the outcome of the vote when making future compensation decisions for its executive officers. The Company currently conducts annual advisory votes on executive compensation. The Company’s shareholders approved its executive compensation at the 2017 Annual Meeting of Shareholders.
As described in the Compensation Discussion and Analysis, the primary focus of the Company's executive compensation programs is to encourage and reward behavior that the Board believes will promote sustainable growth in shareholder value. Our executive compensation programs are intended to balance risk and reward in relation to the Company’s overall business strategy and further align management’s interests with shareholders’ interests. The Company’s commitment to a performance culture is reflected in its strong financial performance in recent years. Accordingly, the Board of Directors recommends that shareholders approve the executive compensation programs by approving the following advisory resolution:
RESOLVED, that the shareholders of Bank of Hawaii Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Company’s 2018 proxy statement pursuant to the compensation disclosure rules of the SEC, which disclosure includes the Compensation Discussion and Analysis section, the compensation tables, and the accompanying footnotes in this proxy statement.
The Board of Directors recommends a vote “FOR” the foregoing proposal.

HUMAN RESOURCES & COMPENSATION COMMITTEE REPORT
The Human Resources & Compensation Committee, composed entirely of independent directors in accordance with the applicable laws, regulations, NYSE listing requirements and the Governance Guidelines, sets and administers policies that govern the Company’s executive compensation programs, and various incentive and stock programs. As members of the Human Resources & Compensation Committee, we have reviewed and discussed the Compensation Discussion and Analysis to be included in the Company’s 2018 Proxy Statement with management and, based on these discussions, recommended to the Company’s Board (and the Board subsequently approved the recommendation) that the Compensation Discussion and Analysis be included in such Proxy Statement.
As submitted by the members of the Human Resources & Compensation Committee,
Robert W. Wo, Chairman
Mary G. F. Bitterman
Alicia E. Moy
Barbara J. Tanabe
Raymond P. Vara, Jr.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes the compensation structure, process and implementation in 2017 for our Named Executive Officers (“NEOs”). The NEOs in 2017 were:

Peter S. Ho	Chairman of the Board of Directors, Chief Executive Officer, and President
Kent T. Lucien	Vice Chair, Chief Strategy Officer
Dean Y. Shigemura	Vice Chair, Chief Financial Officer
Wayne Y. Hamano	Vice Chair, Chief Commercial Officer
Mark A. Rossi	Vice Chair, Chief Administrative Officer, General Counsel and Corporate Secretary
Mary E. Sellers	Vice Chair, Chief Risk Officer
Derek J. Norris	Vice Chair, Residential and Consumer Lending

CD&A TABLE OF CONTENTS

The CD&A is organized as follows:

Compensation-Related Highlights

•	2017 Compensation Program

◦	Short- and long-term incentive plans are 100% performance-based.

◦	The short-term incentive plan provides for 80% quantitative and 20% qualitative performance measures.

◦	The long-term incentive plan provides for a three-year performance period, with a 3-year cliff vesting period, for the 2017-2019 performance period.

◦	The short- and long-term incentive plan quantitative performance metrics are measured relative to the identified peer group performance and are not absolute.

•	Strong Operational Performance

◦
Return-on-Equity and Stock Price-to-Book Ratio are key measures of the Company’s financial health and are key performance metrics in the executive compensation program.  Return-on-Equity was 15.27% and Stock Price-to-Book Ratio was 2.95 as of December 31, 2017, both in the top quartile of peers.  Tier 1 Capital Ratio, also a key performance metric in the executive compensation program, was 13.24% as of December 31, 2017, far exceeding the minimum ratio necessary to be characterized as “well-capitalized.”

◦	History of consistent dividends, even through the financial crisis. The Company increased the dividend payable to shareholders commencing in the first and third quarters of 2017.

◦	Recognition For Excellence

▪	Again rated as Hawaii's Best Bank by the Honolulu Star Advertiser and Honolulu magazine, and continues to be ranked in the top 10 performing large U.S. banks, according to Forbes magazine.

▪	Deposits are rated Aa2 by Moody's Investor Services, making us one of the highest-rated financial institutions nationally and globally.

▪	Received the Financial Services Roundtable's "Corporate Social Responsibility Leadership Award" for the seventh consecutive year.

▪	Again named among Hawaii's "Best Places to Work" as ranked by Hawaii Business magazine, and the No. 1 "Most Family Friendly" large company in the state.

•	Continued Alignment of Executive Pay with Company Performance

◦
79% of CEO total compensation (salary, stock awards (long-term incentives), non-equity incentive plan compensation (short-term incentives), and all other compensation) is performance-based; 100% of short- and long-term incentives are performance-based.

◦	Short-term and long-term incentives are tied to rigorous performance metrics, 80% of short-term incentives and 100% of long-term incentives are based on quantitative and relative criteria.

◦	Significant share ownership requirements (5x base salary for CEO and 2x base salary for other NEOs).

•	Consistent Shareholder Engagement

◦
During 2017, we again reached out to major shareholders to solicit their input regarding the design, or any other aspects, of our compensation program. We received no suggestions for changing our approach to compensation, evidencing strong shareholder support for the program.

• Say-on-Pay Results

◦	At the 2017 Annual Meeting, our say-on-pay proposal received support from 96% of votes cast.

Executive Summary

2017 Executive Compensation Program Design

Pay Elements	2017 Design Elements
Short-Term Incentive Plan 100% Performance-Based
•
80% quantitative performance metrics
o Three performance metrics set at challenging levels relative to peers* weighted as follows:
▪ Return-on-Equity (35%);
▪ Stock Price-to-Book Ratio (35%); and
▪ Tier 1 Capital Ratio (10%).
o To achieve full payout, top quartile performance in Return-on-Equity, Stock Price-to-Book Ratio and 50th and above percentile performance in Tier 1 Capital Ratio must occur
o To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting
•
20% qualitative performance metrics

Long-Term Incentive Plan 100% Performance-Based
•
Three-year plan
•
Three-year sustained performance period
•
Three-year cliff vesting
•
100% quantitative performance metrics
o Three performance metrics set at challenging levels relative to peers* weighted as follows:
▪ Return-on-Equity (45%);
▪ Stock Price-to-Book Ratio (45%); and
▪ Tier 1 Capital Ratio (10%).
•
To achieve full payout, top quartile performance in Return-on-Equity, Stock Price-to-Book Ratio and 50th and above percentile performance in Tier 1 Capital Ratio must occur.
•
To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting.

*S&P Supercomposite Regional Bank Index (excluding banks with assets > $50.0 billion) as of January 3, 2017

Weighting of Performance Metrics
(100% Performance-Based)

Compensation Policies and Practices
Our executive compensation and corporate governance programs are designed to closely link pay with operational performance and increases in long-term shareholder value while minimizing excessive risk taking. To help us accomplish these important objectives, we have adopted the following policies and practices over time:

Compensation Program Governance Summary
✓	Robust shareholder engagement process
✓	Demonstrated responsiveness to shareholder concerns and general feedback
✓	Compensation program closely aligns pay with performance
✓	Significant share ownership requirements (5x base salary for CEO, 2x for other NEOs)
✓	Significant portion of compensation is variable and performance-based
✓	No employment or severance agreements with NEOs
✓	Anti-hedging and anti-pledging stock policies
✓	Competitive benchmarking to ensure executive officer compensation is aligned to the market
✓	Regularly conduct assessments to identify and mitigate risk in compensation programs
✓	Formalized clawback policy
✓	No tax gross-ups
✓	Double-trigger change-in-control provisions
✓	No excessive perquisites
✓	No repricing of equity incentive awards
✓	Independent compensation consultant
✓	Independent committee

Business and Performance Overview
The Company is a full-service regional financial institution serving businesses, consumers, and governments, in Hawaii, American Samoa, and the West Pacific. Bank of Hawaii, our principal subsidiary, was founded in 1897.
For management reporting purposes we operate in four business segments: Retail Banking, Commercial Banking, Investment Services and Private Banking, and Treasury and Other. Retail Banking offers a broad range of financial products and services to consumers and small businesses. Loan and lease products include residential mortgage loans, home equity lines of credit, automobile loans and leases, personal lines of credit, installment loans, small business loans and leases, and credit cards. Deposit products include checking, savings, and time deposit accounts. Retail Banking also offers retail insurance products. Products and services from Retail Banking are delivered to customers through 69 branch locations and 387 ATMs throughout Hawaii and the Pacific Islands, e-Bankoh (on-line banking service), a 24-hour customer service center, and a mobile banking service.
Commercial Banking offers products including corporate banking, commercial real estate loans, commercial lease financing, auto dealer financing, and deposit products. Commercial lending and deposit products are offered to middle-market and large companies in Hawaii and the Pacific Islands. In addition, Commercial Banking offers deposit products to government entities in Hawaii. Commercial real estate mortgages focus on customers that include investors, developers, and builders predominantly domiciled in Hawaii. Commercial Banking also includes international banking and provides merchant services to its customers.
Investment Services and Private Banking includes private banking and international client banking, trust services, investment management, and institutional investment advisory services. A significant portion of this segment’s income is derived from fees, which are generally based on the market values of assets under management. The private banking and personal trust group assists individuals and families in building and preserving their wealth by providing investment, credit, and trust services to high-net-worth individuals. The investment management group manages portfolios utilizing a variety of investment products. Institutional client services offer investment advice to corporations, government entities, and foundations. This segment also provides a full service brokerage offering equities, mutual funds, life insurance, and annuity products.
We concluded 2017 with solid financial performance. During the year our loan balances reached $9.8 billion, an increase of 9% from 2016. Deposit growth also remained strong during the year, increasing to $14.9 billion, up 4% from 2016. Our asset quality remained stable and our capital and liquidity ratios remained quite strong. The Return-on-Equity for the year was 15.27% and our efficiency ratio improved to 55.66%.

Company Performance Highlights
The following briefly summarizes the Company’s recent stock price and financial performance:

Total Shareholder Return (TSR)
The Company delivered record earnings per share in 2017 and increased the dividend twice. Dividends per share in 2017 increased 8% compared with 2016. Following the national election in 2016, investor expectations related to the benefits of potential tax reform and reduced regulatory burdens were very different among peer banks and the Company’s already strong financial metrics and top quartile price-to-book resulted in underperforming our peers. Our one-year negative TSR of 0.9% in 2017 was below the average performance of the S&P Supercomposite Regional Bank Index, the S&P Supercomposite Bank Index (each excluding those banks with greater than $50.0 billion in assets), and the KBW Regional Bank Index.
The Company’s three-year TSR of 56.5% exceeded the average performance of the S&P Supercomposite Regional Bank Index, the S&P Supercomposite Bank Index (each excluding those banks with greater than $50.0 billion in assets), and the KBW Regional Bank Index.
On a longer-term basis, we generated significant shareholder value with a five-year return of 124.9%. However, on a relative basis, our five-year TSR slightly lagged that of the relevant indices because the Company successfully navigated the financial crisis and, as such, did not experience the stock price volatility and steep stock declines that many other companies experienced during the period. Company and management performance remained strong throughout the financial crises and we maintained our unbroken record of paying dividends to our shareholders, increasing the dividend payable to shareholders commencing in the second quarter of 2016 and also in the first and third quarters of 2017. The result is that we believe our relative TSR is not indicative of the Company’s consistent strong financial performance. Our return on equity continues to remain in the top quartile of our peers and has been a better indicator of our performance in recent years.

Key Performance Metrics

Deposit and Loan Growth

Strong Credit Risk Profile

Maintaining a Balanced Approach to Capital Return

•
Dividends: In 2017, the Company increased its quarterly dividend by $0.02 per share from $0.48 to $0.50 in the first quarter of 2017 and an additional $0.02 per share to $0.52 commencing in the third quarter of 2017.

•	Returning Value to Shareholders: The Company returned $47.1 million in capital to shareholders through share repurchases in 2017.

Detailed Discussion and Analysis
Executive Compensation Philosophy
At Bank of Hawaii, we believe that executive compensation should reflect strong alignment between pay, performance and shareholders' interests while maintaining a balanced approach to risk and reward. Compensation programs should reinforce support for our vision and be consistent with market compensation trends after taking into account the unique circumstances facing Bank of Hawaii in light of geographic, demographic, and economic conditions in the markets served by the Company. The Human Resources & Compensation Committee ("the Committee") believes that compensation should recognize short- and long-term performance by including both cash and equity components.
The primary focus of the Company's executive compensation program is to encourage and reward performance that supports the Company's long-term business strategies and promotes sustainable growth in shareholder value. The Company believes that its goals are best supported by rewarding its NEOs for outstanding contributions to the Company's success, compensating those officers competitively with similarly situated executive officers, and providing its NEOs with equity to encourage and motivate them to focus on the Company's long-term growth and success.

The Committee is responsible for developing and implementing the executive compensation program. With the support of its independent compensation consultant, the Committee has designed and implemented an executive compensation program that is structured to:
◦Align executive compensation with shareholder value creation;
◦Encourage retention and growth opportunities for executives;
◦Compensate executives for measurable and meaningful levels of Company performance; and
◦Balance performance incentives while not encouraging excessive risk taking by executives.
Executive Compensation Philosophy Drives Performance
We believe that the Company’s performance on key measures is evidence that the Company’s pay for performance approach to compensation facilitates consistent strong performance and growth. The Company achieved record diluted earnings per share of $4.33 for the full year of 2017, up 2% from diluted earnings per share of $4.23 in 2016. Net income for the year was $184.7 million, up $3.2 million or 2% from net income of $181.5 million in the previous year. The return on average assets for the full year of 2017 was 1.10% compared with 1.15% in 2016. The return-on-equity for the full year of 2017 was 15.27% compared with 15.79% in 2016. The efficiency ratio for the full year of 2017 was 55.66% compared with 57.01% during the full year of 2016.
During 2017, loan balances continued to grow and reached $9.8 billion at December 31, 2017, up 9% from $8.9 billion at December 31, 2016. Total assets increased to a historical high of $17.0 billion at December 31, 2017, up from $16.5 billion at December 31, 2016. Deposit growth also remained strong during the year, increasing to $14.9 billion at December 31, 2017, up 4% from $14.3 billion at December 31, 2016. The Company’s overall asset quality continued to remain strong during 2017. Total non-performing assets were $16.1 million at December 31, 2017 compared with $19.8 million at December 31, 2016.
The Company continued to return value to its shareholders through dividends and share repurchases. In 2017, the Company increased its quarterly dividend in the first quarter of 2017 by $0.02 per share from $0.48 to $0.50. The Company further increased the quarterly dividend an additional $0.02 per share to $0.52 during the third quarter of 2017. The Company also continued its share repurchase program, purchasing 847,076 shares in 2017. From the beginning of the share repurchase program initiated during July 2001 through December 31, 2017, the Company has repurchased 54.2 million shares and returned over $2.0 billion to shareholders at an average cost of $38.29 per share. In the third quarter of 2017, the Company's Board of Directors increased the authorization under the share repurchase program by an additional $100.0 million. The actual amount and timing of future share repurchases, if any, will depend on market and economic conditions, regulations, applicable SEC rules, and various other factors. Total shareholders’ equity was $1.12 billion at December 31, 2017, down from $1.16 billion at December 31, 2016.
Executive Compensation Process
The Committee’s annual process for setting NEOs’ compensation begins in the fourth quarter of each year when the Company’s senior management team sets operating and financial goals for the coming year. Using data and analysis provided by an independent compensation consultant and considering senior management’s operating and financial goals, as well as the market environment, the Committee establishes compensation levels and challenging performance goals for the year.
The compensation program is designed and implemented as follows:

(1)
The Committee leads a robust process to set and measure challenging goals: Company performance objectives are subject to a robust goal-setting process in which the Committee considers business-driven bottom-up and corporate top-down budgets and market projections. In setting each NEO's total compensation, the Committee considers among other factors, Company performance, shareholder value creation, the competitive marketplace, and the awards given to NEOs in past years.

Commencing in February of each year, the Committee reviews the annual results of the Company compared to the business plan, and uses this review as the basis for the annual evaluation of the CEO. The Committee reviews the relative performance for the quantitative performance metrics. The CEO does not attend executive sessions of the

Committee when his own compensation is being reviewed or determined. The Committee's evaluation is discussed with the full Board, excluding the CEO, and communicated to the CEO by the Lead Independent Director.
Based on similar factors and individual objectives, including an assessment of effective risk management, the CEO annually reviews the performance of each of the other NEOs. The conclusions and recommendations based on those reviews, including any recommendations for salary adjustments, annual awards and equity components, are presented to the Committee for consideration.
The Committee believes that retaining discretion to assess the qualitative performance of the CEO and other NEOs gives the Committee members the ability to more accurately reflect individual contributions that cannot be quantified.

(2)
Substantial ‘at risk’ and variable compensation: 79% of CEO and at least 60% of the other NEOs', excluding Mr. Norris who has retired, total compensation (salary, bonus, stock awards (long-term incentives), non-equity incentive plan compensation (short-term incentives), and all other compensation) is variable and impacted by pre-established Company performance metrics.

(3)
Alignment with shareholders: Each NEO is subject to robust stock ownership guidelines that require them to hold a significant number of company shares as long as they remain employed at the Company, with the CEO’s requirement at 5x base salary and other NEOs at 2x base salary.

Peer Group and the Market Check
Each year, the Committee identifies companies to include in a peer group for purposes of benchmarking executive compensation levels and practices. The Committee selects peer companies with the support of Veritas, an independent compensation consultant. For 2017, the Committee selected a bank peer group, consisting of regional banks that the company competes against for capital and talent. Companies selected for the peer groups are:
◦Possible sources of, or destinations for, talent.
◦Comparable in:
▪Size
▪Complexity and organizational structure; and
▪Compensation practices and structures.
◦In some cases, peers of our peer companies.

Peer Group Companies*
	Market Capitalization	Revenue	Total Assets	Employee Population (FTE)**
Bank Peers (dollars in millions)
Associated Banc-Corp	$3,817.2	$1,073.9	$30,483.6	4,368
BancorpSouth, Inc.	$2,840.9	$742.1	$15,298.5	3,947
Bank of the Ozarks, Inc.	$6,258.9	$941.3	$21,275.6	2,315
Banner Corporation	$1,813.8	$486.6	$9,763.2	2,040
BOK Financial Corp	$6,043.0	$1,536.8	$32,272.2	4,887
Cathay General Bancorp	$3,408.2	$500.9	$15,728.4	1,129
Commerce Bancshares Inc.	$6,245.3	$1,245.3	$24,833.4	4,800
Community Bank System Inc.	$2,720.2	$518.1	$10,746.2	2,291
East West Bancorp, Inc.	$8,792.4	$1,355.5	$37,150.2	3,000
First Hawaiian, Inc.	$4,073.1	$734.4	$20,549.5	2,220
First Midwest Bancorp Inc.	$2,466.5	$608.7	$14,267.1	1,882
FNB Corp/FL	$4,468.1	$1,098.9	$31,417.6	3,574
Fulton Financial Corp	$3,134.7	$772.3	$20,036.9	3,559
Glacier Bancorp Inc.	$3,072.7	$457.4	$9,706.3	2,278
Hancock Holding Co	$4,216.4	$1,060.1	$27,336.1	3,887
Home Bancshares, Inc.	$4,037.2	$551.7	$14,449.8	1,503
Intl Bancshares Corp	$2,623.2	$521.9	$12,173.7	3,039
MB Financial Inc/MD	$3,704.1	$969.3	$20,086.9	3,486
Old National Bancorp	$2,653.3	$608.8	$17,518.3	2,801
Prosperity Bancshares Inc.	$4,868.7	$733.5	$22,587.3	3,017
Synovus Financial Corporation	$5,729.5	$1,368.6	$31,221.8	4,436
Texas Capital Bancshares Inc.	$4,411.8	$835.6	$25,075.6	1,442
Trustmark Corp	$2,158.3	$612.0	$13,798.0	2,893
UMB Financial Corp	$3,586.5	$982.5	$21,771.6	3,688
Umpqua Holdings Corp	$4,580.8	$1,138.7	$25,742.4	4,295
United Bankshares Inc.	$3,648.5	$622.9	$19,130.0	1,701
Valley National Bancorp	$2,966.2	$730.0	$24,002.3	2,828
Webster Financial Corp	$5,565.4	$1,055.8	$26,487.6	3,168
Western Alliance Bancorporation	$5,972.8	$830.0	$20,329.1	1,725
Wintrust Financial Corp	$4,606.4	$1,151.6	$27,916.0	3,878
Average for Bank Peer Group	$4,149.5	$861.5	$21,438.5	3,003
Bank of Hawaii Corporation	$3,633.8	$642.7	$17,089.1	2,132
*Peer data provided by Veritas Executive Compensation Consultants as of December 31, 2017, or earlier, based on available data as of January 29, 2018
**FTE represents Full-Time Equivalent Employees

After selecting the peer companies, the Committee does not target a specific relative level of compensation but considers the median levels (the 50th percentile) of the following when determining target pay: (1) base salaries, (2) total cash compensation, including annual incentives on both an actual and target basis, and (3) total direct compensation including long-term incentives at both actual and target levels. If NEO base salaries, total cash compensation, or target or actual incentive compensation result in above-median compensation, it is directly because of measurable Company and/or individual executive performance.
S&P Supercomposite Regional Bank Index
In addition to the bank peer group, the Company benchmarks key performance metrics and the compensation program against the companies included in the S&P Supercomposite Regional Bank Index, excluding those companies with assets in excess of $50.0 billion. The S&P Supercomposite Regional Bank Index provides an appropriate group for comparison purposes because these are the companies with which the Company competes for capital and talent. The Committee concluded that the Company’s business mix and source of executive talent for the Company are well represented in the S&P Supercomposite Regional Bank Index.
Role of the Compensation Consultant
The Committee is responsible for retaining its compensation consultant and for determining the terms and conditions of that engagement, including fees to be paid to the consultant. The Committee determines whether the consultant's services are performed objectively and free from the influence of management. The Committee's independent compensation consultant is Veritas. The compensation consultant reports directly to the Committee, takes instructions solely from the Committee, and performs no other services for the Company. The Committee Chairman pre-approves all compensation consulting engagements, including the nature, scope and fees of assignments. In 2017, the Committee considered the factors delineated by the SEC in Rule 10C-1 and determined that Veritas was an independent compensation consultant and that the firm’s work did not raise a conflict of interest with the Company.
In 2017, Veritas helped to ensure that the Company's executive compensation practices were competitive, appropriately designed, and were aimed at linking executive compensation to the business and strategic objectives of the Company. Veritas also provided the Committee with market data and an analysis of competitive compensation for the NEOs.

Compensation and Risk Management
Compensation risks are assessed and managed in the context of the Company's business strategies. The Committee monitors the Company's financial and non-financial performance throughout the year as well as the Company's risk profile and risk management processes to ensure that the Company's compensation policies do not promote inappropriate conduct, or unnecessary or excessive risks that may threaten the value of the Company (see page 23 for greater detail). Several areas are reviewed by the Committee including, but not limited to, how risk management is built into incentive compensation for the Company's executive management, the specific risk profile for a community bank as it relates to loans and investment securities, the controlled and disciplined approach in the compensation structure of the Company, the implementation of new processes with regard to qualitative versus quantitative measures of management performance, and the refinement of best practices.
The Committee also believes that compensation should recognize short- and long-term performance and may include both cash and equity components. The composition of components may vary from year to year based on individual, market and other factors. The Committee does not adhere to a specific formula when determining the mix of pay elements, or the allocation between cash and non-cash compensation or among non-cash forms of pay.
In the following table, neither total compensation nor any element of cash and non-cash compensation is formally benchmarked against a peer group of companies, although the Committee uses the peer group data as a reference. In making compensation decisions, the Committee considers individual performance, experience in the position, breadth of duties, and pay parity among positions of comparable responsibility. The Committee also reviews market data to verify that compensation is competitive and within market ranges.

Elements of the Compensation Program
In order to ensure compensation is tightly linked to long-term shareholder value creation, the Board and the Committee have implemented a well-structured executive compensation program that balances short-term financial results with long-term value through sustainable business growth in our market. To that end, the compensation program uses a number of short- and long-term forms of executive compensation, each specifically structured to incentivize one or more aspects of Company performance the Committee believes are critical to driving long-term shareholder value.
Each NEO receives a balance of variable and fixed compensation. The following describes the various forms of compensation:

Pay Elements	Components	Rationale for Form of Compensation
Base Salary	Cash	• To attract and retain executive talent • To provide a fixed base of compensation generally aligned to peer group levels

Short-Term Incentive	Annual Cash Bonus
•    To drive the achievement of key business results on an annual basis
•    To recognize individual executives based on their specific and measurable contributions
•    To structure a meaningful amount of annual compensation as performance-based and not guaranteed

Long-Term Incentive	Performance Shares (Restricted Stock Grants)
•    To drive the sustainable achievement of key long-term business results
•    To directly align the interests of executives with shareholders
•    To structure a meaningful amount of long-term compensation as performance-based and not guaranteed

2017 Base Salary
Base salary is driven by each NEO's responsibilities. The Committee also considers competitive compensation data provided by Veritas. Base salaries are generally established in connection with recruiting or retaining qualified executive officers. The Committee reviews salary levels as part of the Company's annual performance review process, as well as upon promotion or other changes in job responsibility. Merit-based increases to salaries for executive officers other than the CEO are determined by the Committee and include the CEO's assessment of individual performance and his recommendation.
In recommending base salaries, the CEO considers, among other factors, the needs of the Company, internal pay parity among positions of comparable responsibility, and individual performance and contribution to the Company. The Committee also looks at market survey data to verify that salaries are competitive and within market ranges.
Based upon the foregoing, including peer group analysis, market data and recommendations by Veritas, the Committee approved, effective April 1, 2017 the following NEO base salaries (Mr. Shigemura's salary was effective December 15, 2017 commensurate with his promotion to Vice Chair):

Name	Base Salary Effective April 1, 2017 ($)
Peter S. Ho	780,000
Kent T. Lucien	218,000
Dean Y. Shigemura	375,000
Wayne Y. Hamano	375,000
Mark A. Rossi	436,000
Mary E. Sellers	436,000

2017 Short-Term Incentive Compensation
The CEO and other NEOs participate in the Executive Incentive Plan (the "EIP"), the Company's short-term incentive plan for executives. The EIP is a 100% performance-based short-term incentive plan.
The EIP provides for a maximum incentive pool of 3% of the Company's net income before taxes for the fiscal year. At the beginning of the performance period, each participating executive is allocated a maximum percentage of the incentive pool. For 2017, the Committee allocated a maximum percentage of 30% to Mr. Ho and 12% to Ms. Sellers and Messrs. Hamano and Rossi and 8.5% to Messrs. Lucien and Shigemura. The Company has set a target award of 100% of base salary for the CEO, with a threshold or minimum payout of 50% and maximum payout of 250% of target. To achieve any payout, top two quartile performance must occur with actual payout determined by performance and metric weighting. Company performance below the third quartile of the quantitative measures results in forfeiture of the entire weighted opportunity for each of the quantitative measures. Ms. Sellers and Messrs. Hamano, Lucien and Rossi have a target award of 80% of base salary and Mr. Shigemura has a target award of 55% of base salary. Their threshold or minimum payout is 50% of target and maximum payout is 200% of target. Similar to the CEO, to achieve any payout, top two quartile performance must occur with actual payout determined by performance and metric weighting.
The following chart compares the targeted goals of each quantitative performance metric with actual results:

The following table describes the Short-Term Incentive Plan's disciplined other short-term metrics and achievements of the CEO and NEOs for 2017:

2017 Disciplined Other Short-Term Metrics – 20% Weighting *
Strategic Initiatives	Community Presence/Reputation	Leadership Development/Succession

• Employee engagement
◦
Hawaii Business magazine’s “Best Places to Work ” for large companies and #1 in “Most Family Friendly” category
◦
Continued College Assistance Program which provides tuition reimbursement for employees who are aspiring to earn their first bachelor's degree
• Total loans and leases up 9%
◦
Commercial lending portfolio up 4%
◦
Consumer loans up 13%
• Total deposits up 4%, primarily due to higher commercial and consumer core deposits
• Overall asset quality remained strong
• Efficiency ratio improved to 55.66%
• "Branch of Tomorrow" - offers 21st-century banking experiences, with new technology to support greater convenience and personal interaction to better meet the immediate and future needs of customers. Successfully transformed four branches and elevated customer experience through meaningful interactions, digital education and in-branch choreography
• Improve customer experience through digital banking solutions
◦
As customers learned that they could apply for loans online, applications through this channel rose by 17%
◦
Updated BOH mobile banking app with added convenience and capabilities, resulting in continuing growth in customers using their smart phones for banking transactions
• Overall customer satisfaction has remained high with over 7 in 10 of our customers very satisfied; overall customer experience metric improved over 2016
• Active management of capital and risk
◦
73% of earnings paid out in dividends declared or share buybacks
◦
Increased dividends twice in 2017
◦
Regulatory and compliance initiatives

• CEO is director at Federal Reserve Bank of San Francisco - CEO continues to serve his second term as a member of the Board of Directors of the Federal Reserve Bank of San Francisco
• High levels of industry and press recognition:
◦
Rated Aa2 by Moody’s Investor Services (one of the highest rated financial institutions nationally and globally)
◦
Financial Services Roundtable - “Corporate Social Responsibility Leadership Award” for the seventh consecutive year
◦
Rated as Hawaii’s “Best Bank” by Honolulu Star Advertiser and Honolulu  magazine
◦
Peter Ho inducted into the Junior Achievement of Hawaii Business Hall of Fame
◦
Awarded Project of the Year for Cardless Cash by Project Management Institute-Hawaii Chapter
◦
Received the Best Digital Marketing Award from the American Marketing Association -Hawaii Chapter
◦
Received the Next Generation Investor Award from Hawaii Community Assets
• Significant charitable/community activity:
◦
Employee Giving Programs raised more than $878,000 for local non-profits, an all-time high
◦
Employee Volunteer Program held 359 events and contributed more than 16,100 volunteer hours to our communities
◦
Bank of Hawaii Foundation Scholarship Fund awarded 30 college scholarships totaling $105,000 to children and grandchildren of Bank of Hawaii employees

• Succession planning model:  Evolving to ensure our executive team is ready with the skills needed to lead the workforce of tomorrow.  Defined analytics needed to develop a strategic workforce plan
• Executive Transitions: 73% of movement to executive and senior officer roles were internal promotions; 27% were strategic external hires to fill key business needs
• Executive development assessment and business needs: Engaged in robust executive development and succession planning discussions, giving consideration to new or expanded assignments to enhance skills and augment business experiences. One-third of executive and senior officers moved to expanded or new roles through job rotation, position modification and/or promotion
• Skills, knowledge and leadership development: Ensured successful launch of Branch of Tomorrow concept through focused training, accounting for 50% of the 2017 training and development sessions. 100% of Kālai Services and Private Banking Relationship Managers attended product, credit, relationship building and execution skills training
• Expanded Kupuna Series development sessions for executive and senior officers to include vendor partners as well as peer learning
• Continued to invest in development, skill enhancement and self-improvement for employees through the Pathways to Professional Excellence program, Bank Associate program and paid student intern program

* 20% represents CEO weighting and performance. For all other NEOs, this represents 10% of their weighting with the remaining 10% based on accomplishment of their pre-determined individual management/business objectives.

In evaluating the CEO performance and resulting EIP payment, the Committee employed a weighted scoring system based upon achievement of the performance metrics referenced above. Eighty percent of the performance metrics are quantitative and were selected by the Committee as strong measures of management's ability to drive profitability (Return-on-Equity), enhance shareholder equity (Stock Price-to-Book Ratio) and efficiently and effectively manage capital and risk (Tier 1 Capital Ratio), resulting in both short- and long-term shareholder value. The Committee reviewed and discussed the CEO's performance against the EIP metrics and objectives, then determined the final EIP award based upon the results of the pre-determined quantitative metrics and the disciplined other short-term metrics. The Committee certified fourth (top) quartile performance for the Return-on-Equity (98.6 percentile), Stock Price-to-Book Ratio (95.8 percentile), and in the third quartile for Tier 1 Capital Ratio (77.5 percentile) metrics. Assessing performance of the qualitative measures, the Committee reviewed and discussed in detail the CEO's individual contributions and rated his performance "OUTSTANDING" in the pre-determined areas of community presence, reputation, leadership development, succession planning and strategic initiatives.
In evaluating the other NEOs, the Committee considered the recommendations of the CEO, and reviewed and discussed the other NEOs performance against the EIP metrics and objectives, the other NEOs performance in their respective managerial spheres of influence, the individual contributions and achievements of the other NEOs. The Committee gauged the other NEOs individual performance and the Company performance against the established performance metrics and discussed the individual NEO sphere of influence achievements for each of the other NEOs.
Kent T. Lucien
Effective March 1, 2017, in furtherance of the Company's ongoing succession planning and development activities, Mr. Lucien was appointed to the position of Vice Chair and Chief Strategy Officer and Mr. Shigemura was appointed to the position of Senior Executive Vice President and Chief Financial Officer. As Vice Chair and Chief Strategy Officer, Mr. Lucien will continue his responsibilities as a member of the Company’s Managing Committee and the development and execution of the bank’s key strategic initiatives, including the “Branch of Tomorrow” modernization project and leveraging information and technology to reshape the delivery of banking services, products and experiences with a customer focus. He will continue to oversee the bank’s Corporate Facilities and Real Estate Department.
Dean Y. Shigemura

Effective March 1, 2017, in furtherance of the Company's ongoing succession planning and development activities, Mr. Shigemura was appointed to the position of Senior Executive Vice President and Chief Financial Officer. Effective December 15, 2017, Mr. Shigemura was promoted to Vice Chair and Chief Financial Officer. He is a member of the Company’s Managing Committee and has overall responsibility for the Finance group. The Finance group includes financial and regulatory reporting, tax reporting, accounting, financial planning and analytics, Treasury, and Investor Relations.
The Committee discussed Mr. Shigemura's contributions in his area of responsibilities in 2017. Mr. Shigemura demonstrated disciplined financial management within established corporate goals and expectations, while leading his team through transformational organizational changes and top financial performance metrics for the Company. The Committee noted his significant contribution within the area of financial management including the establishment of a new company-wide pricing committee and leading the annual budget process. In addition, Mr. Shigemura led the Asset/Liability Committee (“ALCO”), which oversees the balance sheet, capital and liquidity for the company, oversaw the Dodd-Frank Act Stress Test (“DFAST”), and participated in a number of regulatory exams.

Wayne Y. Hamano
                Mr. Hamano serves as Chief Commercial Officer and Vice Chair.  He is a member of the Company’s Managing Committee and has overall responsibility for the Commercial Banking Group, Community Banking, and Branch Division. The Commercial Banking Group includes the Company’s corporate banking, Hawaii commercial middle market banking, commercial real estate, equipment leasing, and auto dealer flooring businesses.  The commercial banking operations in the West Pacific, which includes commercial banking in Guam, Saipan, and Palau, are also included within the Commercial Banking Group.
                The Committee discussed Mr. Hamano’s role in leading the Commercial Banking Group to outstanding loan and deposit growth, resulting in net income growth and successful completion of the Company’s 2014-2016 strategic plan.  In 2017, under Mr. Hamano’s leadership, the Commercial Banking Group produced net income of $76.9 million.
                 Mr. Hamano has also successfully organized his teams and developed leadership succession.
Mark A. Rossi
Mr. Rossi serves as Chief Administrative Officer, General Counsel, Corporate Secretary and Vice Chair. He is a member of the Company's Managing Committee and is Chair of the Company's Benefit Plans Committee, overseeing all of the Company's employee retirement plans. He also serves as Chair of the Business Continuity Committee, leading the team through various exercises to ensure the Company is prepared for any business disruption. In 2017, Mr. Rossi's responsibilities included Legal, Corporate Communications, Government Relations, Corporate Security, Business Continuity, Corporate Insurance Services, Corporate Secretary, and Board corporate governance and related issues.
The Committee discussed Mr. Rossi's contributions in his area of responsibilities in 2017. Mr. Rossi demonstrated disciplined budget management within established budgets and forecasts, while guiding his team through top performance and service to the Company. The Committee noted his significant contribution in the area of corporate governance in proactively counseling the Board and Board appointed committees and insuring that all Board and committee agendas and meeting materials were complete and distributed in a timely manner. In 2017, Mr. Rossi again led the corporate governance shareholder outreach team in preparation for the Company's annual shareholder meeting and insured that all Board related public filings were accurate and timely prepared and filed. The Corporate Secretary Group led the adoption of Board meeting technology initiatives which included conversion to an electronic platform for all Board and committee meeting agendas and materials.

Mary E. Sellers
Ms. Sellers serves as Chief Risk Officer and Vice Chair.  In her role as Chief Risk Officer, she is responsible for overseeing the management of risk across the organization and is a member of the Company’s Managing Committee, as well as Chair of Risk Council, the Commercial and Retail Credit Policy Committees and the Operational Risk Committee.  Areas reporting to her include Commercial and Retail Credit Administration and Approval, Special Assets, Credit Policy and Training, Commercial and Retail Credit Analytics and Reporting, Collections, Enterprise Risk Management, Model Risk Management and Corporate Compliance.
                The Committee noted Ms. Sellers’ diverse and complex areas of responsibilities within the Company in critical areas that touch virtually all performance segments of the Company.  Specifically, the Committee discussed Ms. Sellers' exemplary performance in 2017 and her accomplishments and responsibilities which include ensuring that the Company has the appropriate integrated risk management framework and infrastructure to support its strategy and business operations while ensuring risk is managed in accordance with the Risk Appetite established by the Board of Directors.  Ms. Sellers successively led a number of risk management initiatives in 2017, including enhancement of analytics to support asset growth in both the Commercial and Consumer portfolios while ensuring underwriting and asset quality standards are maintained and aligned with the Company’s Risk Appetite.  Asset quality metrics remained strong; net charge-offs for the full year 2017 were 0.15% of total average loans and leases and non-performing assets as a percentage of total loans and leases and foreclosed real estate were 0.16% as of December 31, 2017.
                The Committee further discussed Ms. Sellers' success in leading the continued refinement of the Company’s risk management infrastructure to support the Company’s strategic initiatives while concurrently addressing emerging areas of risk focus.  This included participation in initiatives advancing the implementation of FASB's new accounting standard for Current Expected Credit Losses (CECL), and the introduction of new products, expanding delivery channels, and key operating processes.  Ms. Sellers also displayed strong leadership in the continued development of key staff members in the Risk group, while successfully retaining and recruiting additional staff for leadership roles as part of succession planning.
Derek J. Norris
Mr. Norris retired from the Company effective December 19, 2017 and was not considered for a payout under the Company's 2017 incentive compensation plans (page 51).
The Committee approved the CEO and the other NEO EIP awards as follows:

Name	Annual Base Salary as of 12/31/2017 ($)	Target Annual Incentive (%)	Final Incentive Payout (% of Annual Base Salary)	Final Incentive Award ($)
Peter S. Ho	780,000	100%	244%	1,900,000
Kent T. Lucien	218,000	80%	126%	275,000
Dean Y. Shigemura	375,000	55%	140%	525,000
Wayne Y. Hamano	375,000	80%	133%	500,000
Mark A. Rossi	436,000	80%	126%	550,000
Mary E. Sellers	436,000	80%	126%	550,000

2017 Long-Term Incentive Compensation
In setting the CEO's and other NEOs' long-term incentive compensation, the Committee considered, among other factors, Company performance, shareholder value creation, the competitive marketplace, the awards given in past years, peer group analysis and other market factors. In applying these factors, the Committee determined the number of performance shares to be awarded under the 2017-2019 long-term incentive plan to the CEO and other NEOs, as described in the Grants of Plan-Based Awards in 2017 table on page 55. The Company’s 2017-2019 long-term incentive plan is 100% performance-based and awarded in the form of performance shares with a three-year cliff vesting schedule. The plan requires achievement of a three-year sustained performance period with performance metrics and hurdles as follows:

2017 Design Elements
• Three-year plan
• Three-year sustained performance period
• Three-year cliff vesting
• 100% quantitative performance metrics
o Three performance metrics set at challenging levels relative to peers* weighted as follows:
▪ Return-on-Equity (45%);
▪ Stock Price-to-Book Ratio (45%); and
▪ Tier 1 Capital Ratio (10%).
• To achieve full payout, top quartile performance in Return-On-Equity and Stock Price-to-Book Ratio and 50th and above percentile performance in Tier 1 Capital Ratio must occur
• To achieve any payout, top two quartile performance must occur with the actual payout determined by performance and metric weighting

*S&P Supercomposite Regional Bank Index (excluding banks with assets > $50.0 billion) as of January 3, 2017
As indicated above, performance shares awarded to the NEOs pursuant to the 2017 long-term incentive plan require a three-year (2017-2019) sustained performance period, with the three-year cliff vesting determined at the conclusion of the three-year performance period.
Benefits and Retirement Plans Sponsored by the Company
Executive officers are eligible to participate in health and insurance plans, retirement plans, and other benefits generally available to full-time employees. This is consistent with the Company’s belief in offering employees comprehensive health and retirement benefits that are competitive in our markets. The retirement programs assist employees in planning for their retirement income needs. Benefits under the qualified health and retirement plans are not directly tied to specific Company performance. Employees who meet service requirements are eligible to participate in the Company sponsored Retirement Savings Plan (“RSP”), a tax-qualified defined contribution pension plan. The Committee regularly reviews the value of benefits.
The Committee has adopted the Bank of Hawaii Corporation Executive Deferred Compensation Program (the “Deferred Compensation Program”), a program that offers senior management (including the NEOs) the ability to defer up to 80% of base salary and 100% of incentive amounts under the Executive Incentive Plan in order to allow executives to defer, along with the receipt of the compensation, the income tax liability on such payments (including any appreciation in value as a result of the deemed investment of such amounts) until receipt. This program allows participants to manage their cash flow and estate planning needs.
The Company also maintains the Bank of Hawaii Retirement Savings Excess Benefit Plan (the “Excess Benefit Plan”), a nonqualified supplemental retirement benefit plan that compensates participants for benefits that would otherwise be payable under the Company's Retirement Savings Plan but for certain Internal Revenue Code (“IRC”) limitations. The Committee believes that this plan is important to ensure equitability in retirement funding amounts between those that fall below and above the IRC limitations.
Gains from long-term incentive compensation are not included in the determination of nonqualified deferred compensation benefits.

Perquisites
The Company offers and provides perquisites to NEOs that the Committee believes are competitive, yet reasonable in attracting and retaining a strong executive team. The Committee believes perquisites should be limited in scope and value.
Change-in-Control and Severance Arrangements
The Committee believes that an essential component to protecting and enhancing the best interests of the Company and its shareholders is to provide for the protection of its executive team in the event of a change-in-control of the Company. Change-in-control benefits play an important role in attracting and retaining key executives. The payment of such benefits ensures a smooth transition in management following a change-in-control by giving an executive the incentive to remain with the Company through the transition period, and, in the event the executive's employment is terminated as part of the transition, by compensating the executive with a degree of financial and personal security during a period in which he or she is likely to be unemployed.
The Change-in-Control Retention Plan (the “Retention Plan”), provides benefits only in the event that a participant's employment is terminated by the Company without cause or by the participant for “good reason” within 24 months following a change-in-control. The Committee believes that this encourages executives to remain with the Company upon a change-in-control. The key provisions of the Retention Plan for NEOs, including the CEO and vice chairs, are:

•	Severance benefit - a “two times base salary and bonus” payment which is payable in the month following termination of employment.

•
Payment for non-competition - an additional “one times base salary and bonus” payment that is payable only if the executive complies with the 12-month non-competition restrictions specified under the Retention Plan.

•	In addition to non-competition restrictions, the Retention Plan imposes non-disclosure, non-solicitation and non-disparagement restrictions on participants.
Each of the NEOs participates in the Retention Plan. See the discussion under "Change-in-Control, Termination, and Other Arrangements" on page 59 for additional information.

No Excise Tax Gross-Ups
The Retention Plan does not permit the Company to pay any tax gross up payments to executives in connection with any payment or benefit under the Plan. In addition, the Retention Plan limits any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit.
Vesting of Equity Incentive Compensation on Change-in-Control (Double-Trigger)
The terms of the Company's 2014 Stock and Incentive Compensation Plan provide for full acceleration of vesting of restricted stock, restricted stock units, and stock options upon the occurrence of a change-in-control of the Company (as defined in the Retention Plan, which requires, among other things, a double-trigger termination for vesting to occur). The Committee believes that it is generally appropriate to fully vest equity and incentive-based awards to employees in a change-in-control transaction because such a transaction may often cut short or reduce the employee's ability to realize value with respect to such awards. Similarly, the Executive Incentive Plan provides that incentive awards will, upon a change-in-control of the Company, be prorated as though the applicable performance period ended on the change-in-control date and will be calculated as an amount equal to two times a participant's incentive allocation for the prorated performance period.

Other Matters
Stock Ownership Requirements
The Committee believes that significant ownership of our common stock by our executives directly aligns their interest with those of our shareholders and also helps balance the incentives for risk-taking inherent in equity-based awards. Under the Company's executive stock ownership guidelines, the CEO must own Company common stock having a market value equal to at least five times base salary and vice chairs must own Company stock having a market value equal to at least two times base salary. Stock ownership includes the value of vested stock options, restricted stock, restricted stock units from qualified plans, and other stock held by the executive. The guidelines require the CEO to comply with the stock ownership levels within five years of the date hired or promoted to such position within the Company; for all other NEOs the attainment period is three years. As of December 31, 2017, all of the NEOs satisfied the stock ownership guidelines.

Officer	Stockholding Guideline (multiple of base salary)
Chairman and CEO	5x
Vice Chairs	2x
Clawback Policy
To the extent permitted by law, if the Committee determines that any bonus, incentive payment or equity-based compensation has been awarded or received by an executive officer and that such compensation was based on any financial results or operating metrics that were satisfied as a result of such officer’s fraudulent or intentional illegal conduct, as defined by applicable law, then the Committee shall recover from the officer such compensation (in whole or in part) as it deems appropriate under the circumstances. In determining whether to recover such payment, the Committee shall take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Bank in any related proceeding or investigation. Further, following a restatement of the Bank’s financial statements, on the recommendation of the Audit & Risk Committee, the Committee shall cause the Bank to recover any compensation that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.
Anti-Hedging and Pledging Policies
The Company's Securities Trading Policy specifically prohibits directors and employees from hedging the risk associated with the ownership of Bank of Hawaii Corporation's common stock. The Policy also prohibits directors and employees from pledging transactions involving Bank of Hawaii Corporation common stock as collateral, including the use of a traditional margin account with a broker-dealer. No officers or directors are parties to transactions involving the hedging or pledging of Company stock.
Tax Considerations
Historically, Section 162(m) of the IRC has limited the deductibility of compensation paid to certain executive officers in excess of $1,000,000, but has included an exclusion from this limit for “performance-based compensation” from this limit in 2017. To maintain flexibility in compensating executive officers, the Committee does not require all compensation to be awarded in a tax deductible manner and compensation payable to our executive officers may exceed the Section 162(m) deductible limit at times. However, it is the intent of the Committee that executive compensation be deductible under the provisions of Section 162(m) to the fullest extent possible and consistent with overall corporate goals. In 2017, $108,139 of compensation paid to one executive officer was not deductible by the Company under Section 162(m). In December 2017, Public Law 115-97 (commonly known as the "Tax Cuts and Jobs Act") was signed into law. This legislation includes significant amendments to the IRC, including an elimination of the performance-based exception from deductibility limits under Section 162(m). The Committee is evaluating the impact of this legislation on the Company's compensation plans and incentive structures.

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid to or earned by our named executive officers for each of the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Peter S. Ho	2017	780,000	—	1,800,048	—	1,900,000	2,162	204,291	4,686,501
Chairman of the Board,	2016	780,000	—	2,096,576	—	1,950,000	1,260	200,019	5,027,855
Chief Executive Officer &	2015	776,077	—	2,318,779	—	1,950,000	—	150,563	5,195,419
President

Kent T. Lucien	2017	258,246	—	250,063	—	275,000	—	86,680	869,989
Vice Chair,	2016	436,000	—	550,223	—	697,600	—	84,787	1,768,610
Chief Strategy Officer	2015	433,776	—	515,561	—	495,000	—	78,773	1,523,110

Dean Y. Shigemura	2017	321,923	25,769	500,042	—	525,000	—	50,935	1,423,669
Vice Chair,	2016	260,000	—	235,865	—	310,500	—	40,794	847,159
Chief Financial Officer	2015	257,385	—	257,781	—	230,000	—	38,093	783,259

Wayne Y. Hamano	2017	370,085	—	500,042	—	500,000	4,928	82,187	1,457,242
Vice Chair,	2016	357,000	—	550,223	—	550,000	3,406	74,217	1,534,846
Chief Commercial Officer	2015	355,170	—	515,561	—	450,000	—	65,118	1,385,849

Mark A. Rossi	2017	436,000	345,000	400,067	—	550,000	—	118,600	1,849,667
Vice Chair, Chief	2016	436,000	—	550,223	—	697,600	—	83,911	1,767,734
Administrative Officer,	2015	433,776	—	515,561	—	495,000	—	78,101	1,522,438
General Counsel, &
Corporate Secretary

Mary E. Sellers	2017	436,000	345,000	500,042	—	550,000	9,899	100,962	1,941,903
Vice Chair,	2016	436,000	—	550,223	—	697,600	5,392	67,970	1,757,185
Chief Risk Officer	2015	427,565	—	515,561	—	495,000	—	63,398	1,501,524

Derek J. Norris (7)	2017	214,826	1,349,039	—	—	—	—	155,689	1,719,554
Vice Chair,	2016	344,615	—	550,223	—	500,000	—	67,531	1,462,369
Residential and	2015	326,077	—	515,561	—	400,000	—	38,263	1,279,901
Consumer Lending

(1)	Messrs. Ho and Lucien received no fees or compensation for their services on the Board of Directors. The Company pays on a bi-weekly basis.

(2)
For Ms. Sellers and Mr. Rossi, amounts reported in this line include special incentive payments made pursuant to special incentive agreements entered in 2014. For Mr. Norris, amount reported in this line include special separation payments made pursuant to a separation agreement entered in 2017. For Mr. Shigemura, amount reported in this line includes a special payment for unused vacation.

(3)
This column represents the aggregate grant date fair value of restricted stock and restricted stock units granted to each of the NEOs in accordance with Accounting Standards Codification ("ASC") Topic 718, "Compensation - Stock Compensation." Restricted stock and restricted stock unit awards are valued at the closing price of the Company's common stock on the date of the grant.

(4)	All amounts reported under this column relate to awards earned under the Executive Incentive Plan, as described on page 43.

(5)
This column represents the annual change in the actuarial present value of accumulated benefits under the Employees’ Retirement Plan of Bank of Hawaii. Messrs. Ho and Hamano and Ms. Sellers are the only NEOs who are participants of this plan, which was frozen at the end of 1995. For 2017, the increase in value of the pension benefits from the prior measurement period is primarily due to the decrease in discount rates (from 4.45% to 3.90%). For Mr. Ho, the increase in value is also due to the updates in interest rate and mortality assumptions associated with lump sum payments. The three PPA segment rates were updated from 1.79%, 3.80%, and 4.71% to 2.2%, 3.57%, and 4.24%, respectively. The mortality assumption was also updated to reflect the latest IRS release for 2018 which updates the underlying mortality tables from the RP-2000 using Scale AA to RP-2014 using Scale MP-2016. For 2016, the increase in value of the pension benefits from the prior measurement period is primarily due to the decrease in discount rates (from 4.70% to 4.45% for discount rate; from segment rates 1.76%, 4.15%, and 5.13% to segment rates 1.79%, 3.80% , and 4.71% for lump sum interest rates). For Mr. Ho, the value also increased slightly due to the update in the lump sum mortality table assumption (annual update from 2016-2017). For Mr. Hamano and Ms. Sellers, the increase in the value was offset by the change in mortality projection scale assumption (from MMP-2007 to MMP-2016). For 2015, Messrs. Ho and Hamano's pension value declined by $249 and $1,254, respectively. For 2015, Ms. Sellers' pension value declined by $1,627.

The Company has not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in this column.

(6)	The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.

(7)
Derek J. Norris, not previously an NEO, retired from the Company effective December 19, 2017 pursuant to the terms of a July 1, 2017 Separation Agreement providing Mr. Norris, among other things, with certain payments and including a 24-month non-competition agreement.

ALL OTHER COMPENSATION TABLE
The following table sets forth a breakdown of All Other Compensation paid to or earned by our NEOs for each of the fiscal years indicated.

Name	Year	Retirement Savings Plan 401(k) Matching Contribution ($)(1)	Value Sharing Funding ($)(2)	Excess Plan Value Sharing Funding ($)(3)	Retirement Savings Plan Company Fixed Contribution ($)(4)	Excess Plan Company Fixed Contribution ($)(5)	Executive Deferred Compensation Restoration Contribution ($) (6)	Other Compensation ($)(7)	Total All Other Compensation ($)
Peter S. Ho	2017	10,800	8,364	76,207	8,100	73,800	—	27,020	204,291
	2016	10,600	8,380	77,948	7,950	73,950	—	21,191	200,019
	2015	10,600	7,638	50,762	7,950	52,832	—	20,781	150,563

Kent T. Lucien	2017	10,800	8,364	10,181	8,100	9,860	21,781	17,594	86,680
	2016	10,600	8,380	12,840	7,950	12,181	16,019	16,817	84,787
	2015	10,600	7,638	15,054	7,950	15,668	6,854	15,009	78,773

Dean Y. Shigemura	2017	10,800	8,364	7,116	8,100	6,892	9,663	—	50,935
	2016	10,600	8,380	4,142	7,950	3,930	5,792	—	40,794
	2015	10,600	7,638	2,973	7,950	3,095	5,837	—	38,093

Wayne Y. Hamano	2017	10,800	8,364	15,666	8,100	15,172	8,803	15,282	82,187
	2016	10,600	8,380	7,937	7,950	7,530	17,932	13,888	74,217
	2015	9,600	7,638	6,345	7,950	6,603	16,474	10,508	65,118

Mark A. Rossi	2017	10,800	8,364	26,753	8,100	25,908	21,038	17,637	118,600
	2016	10,600	8,380	21,060	7,950	19,980	—	15,941	83,911
	2015	10,600	7,638	18,412	7,950	19,164	—	14,337	78,101

Mary E. Sellers	2017	10,800	8,364	24,805	8,100	24,021	24,872	—	100,962
	2016	10,600	8,380	21,060	7,950	19,980	—	—	67,970
	2015	10,600	7,638	18,233	7,950	18,977	—	—	63,398

Derek J. Norris	2017	1,383	1,331	—	1,289	—	123,231	28,455	155,689
	2016	2,757	2,179	—	2,068	—	41,638	18,889	67,531
	2015	2,612	1,882	—	1,959	—	31,810	—	38,263

(1)
This column represents the Company match of an individual’s salary deferral contributions to the RSP, a qualified defined contribution pension plan, subject to the Internal Revenue Code prescribed limit (which in 2017 was limited to $270,000 of eligible compensation), and is available to all eligible employees. The Company makes a matching contribution of $1.25 for each dollar of employee contribution up to 2% of eligible compensation, and a $0.50 matching contribution for every dollar of employee contribution above 2% and up to 5% of eligible compensation.

(2)
For 2017, the total profit-sharing funding, or “Value Sharing Funding,” equaled 3.10% of eligible compensation. The funding is allocated in the following manner and made available to all eligible employees: 1) a portion of the funding is allocated in cash, 2) to the extent permitted by IRS ($270,000 of eligible compensation in 2017) and RSP provisions, a portion is contributed to the RSP, and 3) any Value Sharing Funding on eligible compensation in excess of IRS limits are contributed to the Excess Benefit Plan (column 3). This column represents the sum of the cash portion and the portion contributed to the RSP. For 2017, the cash portion and the portion contributed to the RSP were $1,576 and $6,788 respectively, for each of the NEOs, other than Mr. Norris.

(3)
This column represents the Company's Value Sharing Funding based on 3.10% of eligible compensation in excess of the Internal Revenue Code prescribed limit ($270,000 of eligible compensation in 2017) that is contributed to the Excess Benefit Plan, and is available to all eligible employees.

(4)	The Company's Fixed Contribution to the RSP equaled 3.00% of eligible compensation, subject to the same Internal Revenue Code prescribed limits, and is available to all eligible employees.

(5)
The Company's Fixed Contribution to the RSP equaled 3.00% of eligible compensation. This column represents the Company's Fixed Contribution in excess of the Internal Revenue Code prescribed limits that is paid into the Excess Benefit Plan, and is available to all eligible employees.

(6)	In 2017, Mr. Ho was the only NEO who did not defer amounts under the Deferred Compensation Program. Refer to section "Nonqualified Deferred Compensation" for additional information.

(7)
For 2017, this column includes the value of perquisites for Messrs. Ho, Lucien, Hamano, Rossi, and Norris, which include club membership dues, car services, spouse travel, and home security for Mr. Ho.

NONQUALIFIED DEFERRED COMPENSATION
Executive Deferred Compensation Program
The Company’s Executive Deferred Compensation Program (the “Deferred Compensation Program”) is a nonqualified deferred compensation plan that allows senior management (including the named executive officers) to defer up to 80% of their base salary earned for a specified year through the Executive Base Salary Deferral Plan (the “Salary Deferral Plan”), and to defer up to 100% of incentive payments under the Executive Incentive Plan. In 2017, Messrs. Lucien, Shigemura, Hamano, Rossi, Norris, and Ms. Sellers deferred amounts under the Deferred Compensation Program.
For each Plan Year beginning in 2012, with respect to the deferred amount, a Deferred Compensation Program participant who is eligible for the Company Fixed Contribution and discretionary Value Sharing Contribution under the Company’s qualified retirement plan, the Bank of Hawaii Retirement Savings Plan ("Retirement Savings Plan"), will receive an amount, referred to as "Restoration Contribution," equal to the sum of: (a) the "Fixed Contribution Percentage" as described in the Retirement Savings Plan for the immediately preceding Plan Year multiplied by the Elective Deferral Amount; plus (b) the "Value Sharing Allocation Percentage" as determined by the Company for purposes of the Retirement Savings Plan for the immediately preceding Plan Year multiplied by the Elective Deferral Amount.
A participant is always 100% vested in his or her deferred amounts. Deferred amounts under the Deferred Compensation Program are subject to adjustment for appreciation or depreciation in value based on hypothetical investments in one or more investment funds or vehicles permitted by the Committee and chosen by the participant. A participant’s deferred amounts are generally payable beginning on the earliest to occur of the following: (a) a specified time chosen by the participant, or if none, the date that is six months following a separation from service, (b) the participant’s death, (c) the participant’s disability or (d) an “unforeseeable emergency” (generally, a severe financial hardship resulting from the illness of the participant or his or her spouse or dependent, or other extraordinary and unforeseeable circumstances arising from events beyond the control of the participant). Distributions in the event of an unforeseeable emergency are subject to restrictions and are limited to an amount that is reasonably necessary to satisfy the emergency need. For distributions upon a separation from service or at a specified time chosen by a participant, the participant may choose to receive deferred amounts as a lump sum cash payment or in annual installments over a period not to exceed five years. The amount of each installment will be calculated using the “declining balance method," under which each installment payment is determined by dividing a participant’s aggregate unpaid balance by the remaining years in the payment period. For distributions resulting from all other events, payment will be made as a lump sum cash payment.
The Company's obligations with respect to deferred amounts under the Salary Deferral Plan and the Executive Incentive Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plans. The assets of the trust are at all times subject to the claims of the Company’s general creditors.
Retirement Savings Excess Benefit Plan
The Retirement Savings Excess Benefit Plan (the “Excess Benefit Plan”) is a nonqualified supplemental retirement benefits plan that compensates participants for the amount of benefits that would otherwise be payable under the Company’s Retirement Savings Plan but for limitations under Internal Revenue Code Sections 415 and 401(a)(17) as to the amount of annual contributions to, and annual benefits payable under, the Retirement Savings Plan. A participant’s accrued benefits under the Excess Benefit Plan are hypothetically invested in one or more funds permitted by the Plan and chosen by the participant, and are adjusted for appreciation or depreciation in value attributable to such hypothetical investments.
For an individual who became a participant in the Excess Benefit Plan after May 19, 2006, the plan provides that benefits are payable upon a separation from service according to a distribution schedule that is determined by reference to the total amount accrued for the individual under the plan. A participant with:

•	$100,000 or less in deferred amounts will receive a lump sum payment six months after separation from service;

•	more than $100,000 but no more than $300,000 in deferred amounts will receive distributions in two installments;

•	more than $300,000 but no more than $500,000 in deferred amounts will receive distributions in three installments; and

•	more than $500,000 in deferred amounts will receive distributions in five installments.

In each case, the first installment will be paid on the first day of the seventh month following separation from service and subsequent installments will be paid in each subsequent January. An individual who first became a participant in the Excess Benefit Plan on or prior to May 19, 2006 will receive benefits upon the participant’s separation from service and may have elected to be paid as follows: (a) according to the distribution schedule applicable to individuals who become participants after May 19, 2006, (b) in a lump sum on the first day of the seventh month following separation from service, or (c) in annual installments (not to exceed five) commencing on the first day of the seventh month following separation from service or commencing on an anniversary of the participant’s separation from service (not later than the fifth anniversary). The amount of each installment will be calculated using the declining balance method. If a participant dies prior to the full distribution of his or her deferred amounts, any unpaid amounts remaining will be distributed in a lump sum to the participant's beneficiary.
The Company’s obligations under the Excess Benefit Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plan. The assets of the trust are at all times subject to the claims of the Company’s general creditors.
Set forth below is information regarding the amounts deferred by or for the benefit of the named executive officers in 2017.
NONQUALIFIED DEFERRED COMPENSATION TABLE FOR 2017

Name	Executive Contributions In Last Fiscal Year ($)(1)	Registrant Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals or Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Peter S. Ho	—	150,007	45,518	—	998,213
Kent T. Lucien	8,385	41,822	98,323	—	2,035,794
Dean Y. Shigemura	296,769	23,671	135,114	—	1,576,222
Wayne Y. Hamano	6,865	39,641	65,353	—	1,611,611
Mark A. Rossi	345,000	73,699	59,579	—	740,333
Mary E. Sellers	407,885	73,699	47,795	—	940,182
Derek J. Norris	1,520,900	123,231	1,500,552	—	9,574,944
(1)During 2017, Messrs. Lucien, Shigemura, Hamano, Rossi and Norris and Ms. Sellers deferred $8,385, $34,269, $6,865, $345,000, $1,520,900, and $407,885, respectively, under the Salary Deferral Plan. Messr. Shigemura also deferred $262,500 under the Executive Incentive Plan. The table below shows the Vanguard funds deemed available for selection by participants under the Deferred Compensation Program and their annual rate of return for the calendar year ended December 31, 2017, as reported by the administrator of the Deferred Compensation Program.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
500 Index Fund Inv	21.67%	Target Retirement 2030	17.52%
Emerging Markets Stock Index Inv	31.15%	Target Retirement 2035	19.12%
Explorer Fund Investor	22.95%	Target Retirement 2040	20.71%
Federal Money Mkt Fund	0.81%	Target Retirement 2045	21.42%
High-Yield Corp Fund Inv	7.02%	Target Retirement 2050	21.39%
International Growth Inv	42.96%	Target Retirement 2055	21.38%
Mid-Cap Growth Fund	22.01%	Target Retirement 2060	21.36%
Mid-Cap Index Fund Inv	19.12%	Target Retirement 2065	—
Selected Value Fund	19.51%	Target Retirement Income	8.47%
Short-Term Federal Inv	0.70%	Total Bond Market Index Inv	3.45%
Small-Cap Index Fund Inv	16.10%	U.S. Growth Fund Inv	31.60%
Target Retirement 2015	11.50%	Wellington Fund Inv	14.72%
Target Retirement 2020	14.08%	Windsor Fund Investor	19.10%
Target Retirement 2025	15.94%

(2)
These amounts represent Excess Benefit Plan and Restoration contributions by the Company for fiscal year 2017 which were paid in 2018 and accordingly are not included in the Aggregate Balance at Last Fiscal Year-End column. See columns 3, 5, and 6 of the “All Other Compensation Table” for additional details.

(3)
A portion of each amount listed in this column has been reported in the "Summary Compensation Table" in current and prior years' proxy statements for the years in which the named executive officer appeared in these proxy statements. The amounts reported are as follows: Mr. Ho, $827,878; Mr. Lucien, $1,827,650; Mr. Shigemura, $34,629; Mr. Hamano, $1,042,026; Mr. Rossi, $584,060; Mr. Norris, $1,765,516; and Ms. Sellers, $745,444.

GRANTS OF PLAN-BASED AWARDS IN 2017
The following table summarizes the equity-based awards granted in 2017 to the named executive officers in the Summary Compensation Table.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter S. Ho	(2)	RSG	2/24/17	—	—	—	—	21,192	21,192	—	—	—	1,800,048
Kent T. Lucien	(2)	RSG	2/24/17	—	—	—	—	2,944	2,944	—	—	—	250,063
Dean Y. Shigemura	(2)	RSG	2/24/17	—	—	—	—	5,887	5,887	—	—	—	500,042
Wayne Y. Hamano	(2)	RSG	2/24/17	—	—	—	—	5,887	5,887	—	—	—	500,042
Mark A. Rossi	(2)	RSG	2/24/17	—	—	—	—	4,710	4,710	—	—	—	400,067
Mary E. Sellers	(2)	RSG	2/24/17	—	—	—	—	5,887	5,887	—	—	—	500,042
Derek J. Norris (3)	(2)	RSG	2/24/17	—	—	—	—	5,887	5,887	—	—	—	500,042

(1)	Type of Award: RSG - Performance-Based Restricted Stock Grant

(2)
Performance-based restricted stock was granted, of which 45% are First Category Shares, 45% are Second Category Shares and 10% are Third Category Shares, which vests once the Committee has certified the Three Year Average Percentiles for each of the performance metrics, provided service and performance criteria are met. Vesting is conditioned upon the Company’s three year (for the years 2017, 2018, and 2019) average percentile ranking in the S&P Supercomposite Regional Bank Index (less banks with assets greater than $50 billion) and the grantee must remain an employee of the Company through the vesting date. The S&P Supercomposite Regional Bank Index was determined as of January 3, 2017. The First Category Shares will vest 100% if the three year average percentile ranking for Return-on-Equity is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.9th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile. The Second Category Shares will vest 100% if the three year average percentile ranking for Stock Price-to-Book Ratio is in the top quartile of the S&P Supercomposite Regional Bank Index, 75% will vest if the Company’s ranking is at least in the 62.5th and not more than 74.9th percentile, 50% will vest if the Company’s ranking is at least in the 50th percentile and not more than 62.49th percentile, shares will forfeit if the Company’s ranking is below the 50th percentile. The Third Category Shares will vest 100% if the three year average percentile ranking for Tier 1 Capital Ratio is in the 50th percentile and above of the S&P Supercomposite Regional Bank Index, shares will forfeit if the Company’s ranking is below the 50th percentile.

(3)	Derek J. Norris forfeited the performance-based restricted stock granted in 2017 because he retired from the Company in December 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table presents a summary of unexercised stock options and restricted stock and unit awards held as of December 31, 2017 by the named executive officers in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Peter S. Ho	23,333	—	—	42.22	11/18/21	7,089	(1)	607,527	20,455	(3)	1,752,994
	23,333	—	—	47.72	1/20/22	7,089	(2)	607,527	20,455	(4)	1,752,994
									16,400	(5)	1,405,480
									16,400	(6)	1,405,480
									21,192	(7)	1,816,154
Kent T. Lucien	15,000	—	—	47.72	1/20/22	627	(1)	53,734	4,548	(3)	389,764
	—	—	—	—	—	627	(2)	53,734	4,548	(4)	389,764
									4,304	(5)	368,853
									4,304	(6)	368,853
									2,944	(7)	252,301
Dean Y. Shigemura	11,666	—	—	42.22	11/18/21	—		—	2,274	(3)	194,882
	11,667	—	—	47.72	1/20/22	—		—	2,274	(4)	194,882
									1,845	(5)	158,117
									1,845	(6)	158,117
									5,887	(7)	504,516
Wayne Y. Hamano	—	—	—	—	—	627	(1)	53,734	4,548	(3)	389,764
	—	—	—	—	—	627	(2)	53,734	4,548	(4)	389,764
									4,304	(5)	368,853
									4,304	(6)	368,853
									5,887	(7)	504,516
Mark A. Rossi	—	—	—	—	—	627	(1)	53,734	4,548	(3)	389,764
	—	—	—	—	—	627	(2)	53,734	4,548	(4)	389,764
									4,304	(5)	368,853
									4,304	(6)	368,853
									4,710	(7)	403,647
Mary E. Sellers	15,000	—	—	42.22	11/18/21	627	(1)	53,734	4,548	(3)	389,764
	15,000	—	—	47.72	1/20/22	627	(2)	53,734	4,548	(4)	389,764
									4,304	(5)	368,853
									4,304	(6)	368,853
									5,887	(7)	504,516

(1)
These are performance-based restricted stock in which the performance targets were achieved in 2014. A total of 9,597 shares vested for named executive officers on January 31, 2018. Mr. Shigemura did not participate in the 2014 grant.

(2)
These are performance-based restricted stock units in which the performance targets were achieved in 2014 and are cash-settled. A total of 9,597 units at the Company's stock closing price on January 31, 2018 of $83.67, totaling $802,981 was paid to the named executive officers on January 31, 2018. Mr. Shigemura did not participate in the 2014 grant.

(3)	These are performance-based restricted stock that vested on March 1, 2018.

(4)	These are performance-based restricted stock units that were cash-settled and vested on March 1, 2018.

(5)	These are performance-based restricted stock that will vest on March 1, 2019.

(6)	These are performance-based restricted stock units that will be cash-settled and will vest on March 1, 2019.

(7)	These are performance-based restricted stock that will vest on March 1, 2020.

(8)	The amounts in these columns are based on the closing stock price of the Company's common stock on December 31, 2017 of $85.70.

OPTION EXERCISES AND STOCK VESTED IN 2017

The following table includes values realized for stock options exercised, the vesting of restricted stock, and the payouts on performance-based restricted stock units in 2017. For further information on the vesting criteria for these restricted stock awards see the table “Outstanding Equity Awards At Fiscal Year-End.”

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Peter S. Ho	—	—	27,842	2,391,906
Kent T. Lucien	—	—	4,758	408,760
Dean Y. Shigemura	—	—	1,810	155,497
Wayne Y. Hamano	—	—	4,758	408,760
Mark A. Rossi	30,000	1,302,000	4,932	423,708
Mary E. Sellers	—	—	4,910	421,818
Derek J. Norris	23,333	1,013,116	2,178	187,112

(1)
Value determined by subtracting the exercise price per share from the market value per share of the Company's common stock on the date of exercise and multiplying the difference by the number of shares acquired on exercise.

(2)	Includes restricted stock units that were cash-settled.

(3)
Value determined by multiplying the number of vested shares by the closing market price per share of the Company's common stock on the vesting date or on the next business day in the event the vesting date was not on a business day.

EQUITY COMPENSATION PLAN INFORMATION
The following table contains information with respect to all of the Company’s compensation plans (including individual compensation arrangements) under which securities are authorized for issuance as of December 31, 2017.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)(A)	Weighted average exercise price of outstanding options, warrants and rights ($)(B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(A)) (#)(C)
Equity compensation plans approved by security holders	303,552	45.26	1,889,508

PENSION BENEFITS
The Employees’ Retirement Plan of Bank of Hawaii (the “Retirement Plan”) provides retirement benefits for eligible employees based on the employee’s years of service and average annual salary during the 60 consecutive months resulting in the highest average salary (excluding overtime, incentive plan payouts, and discretionary cash awards). The Retirement Plan was frozen as of December 31, 1995, except that for the five-year period commencing January 1, 1996, benefits for certain eligible participants were increased in proportion to the increase in the participant’s average annual salary. As of December 31, 2000, the benefits under the Retirement Plan were completely frozen and not subject to increase for any additional years of service or increase in average annual salary. Messrs. Ho and Hamano and Ms. Sellers are the only named executive officers who are participants in the Retirement Plan. A summary of their benefits are listed below:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Peter S. Ho	Employees’ Retirement Plan of Bank of Hawaii	2	14,101	—
Wayne Y. Hamano	Employees’ Retirement Plan of Bank of Hawaii	12	143,954	—
Mary E. Sellers	Employees’ Retirement Plan of Bank of Hawaii	7	96,476	—

CHANGE-IN-CONTROL, TERMINATION, AND OTHER ARRANGEMENTS
Bank of Hawaii’s Change-in-Control Retention Plan (the “Retention Plan”) provides a participant with benefits in the event of a change-in-control of the Company. The Retention Plan includes a "Double-Trigger" payout requirement; there must be a change-in-control of the Company and, a termination of the participant’s employment with the Company either by the Company without cause or by the participant for “good reason” in each case within 24 months following the change-in-control. All of the current named executive officers are participants in the Retention Plan. Two levels of benefits are payable to participants in the Retention Plan, with executives holding the position of Vice Chair or above being eligible for the higher tier of benefits. Messrs. Ho, Lucien, Shigemura, Hamano, Rossi, and Ms. Sellers are eligible for the higher tier of benefits (described in the table below). In consideration of the benefits payable under the Retention Plan, participants are, for 12 months following termination of employment, subject to non-disclosure, non-competition (generally with respect to any other financial institution doing business in Hawaii), non-solicitation of business and employees, and non-disparagement restrictions.
The Retention Plan limits any payment or benefit under the Plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit, and prohibits the payment under the Plan of any tax gross up payments to executives in connection with any payment or benefit under the Plan.
Under the Retention Plan, a “change-in-control” will be deemed to have occurred if:

•	any person or group becomes the beneficial owner of 25% or more of the combined voting power of the Company’s securities that are entitled to vote for the election of directors;

•
a reorganization, merger or consolidation of the Company or the sale of substantially all of its assets occurs (excluding a transaction in which beneficial owners of the Company immediately prior to the transaction continue to own more than 60% of the total outstanding stock of the resulting entity and of the combined voting power of the entity’s securities that are entitled to vote for the election of directors); or

•
individuals who constituted the Board of Directors as of April 30, 2004 cease to constitute a majority of the Board, including as a result of actual or threatened election contests or through consents by or on behalf of a party other than the Board (but disregarding directors whose nomination or election was approved by at least a majority of the directors as of April 30, 2004 or other directors approved by them).

A participant is deemed to have “good reason” if one or more of the following occur after a change-in-control without the participant’s written consent:

•	a material reduction in the participant’s base salary, authority, duties or responsibilities, or in the budget over which the participant has authority;

•	a material reduction in the authority, duties or responsibilities of the participant’s supervisor;

•
the participant is required to relocate to a different Hawaiian Island for employment or to a place more than 50 miles from the participant’s base of employment immediately prior to the change-in-control; or

•	any other action or inaction that constitutes a material breach by the Company of the Retention Plan or the participant’s employment agreement.
The terms of the Company's 2014 Stock and Incentive Compensation Plan provide for full acceleration of vesting of restricted stock, restricted stock units, and stock options upon the occurrence of a change-in-control of the Company. We believe that it is generally appropriate to fully vest equity and incentive-based awards to employees in a change-in-control transaction because such a transaction may often cut short or reduce the employee's ability to realize value with respect to such awards. All restricted stock, restricted stock units and stock option agreements which, by their terms, provide for acceleration of vesting in the event of a change-in-control, require a “Double-Trigger” for acceleration to occur, as provided in the Retention Plan. The Executive Incentive Plan provides that incentive awards will, upon a change-in-control of the Company, be prorated as though the applicable performance period ended on the change-in-control date, and will be calculated as an amount equal to two times a participant’s incentive allocation for the prorated performance period.

The table below sets forth the benefits that would have been payable to each of the named executive officers had a qualifying termination occurred under the terms of the Retention Plan or plans with change-in-control provisions on December 31, 2017.

Name	Base Salary and Bonus Payment ($)(1)(8)	Executive Incentive Plan Payment ($) (2)(8)	Health Benefits ($)(3)	Outplacement ($)(4)	Relocation Payment ($)(5)	Acceleration of Restricted Stock ($)(6)(8)	Non- competition Payment ($)(7)	Total ($)
Peter S. Ho	3,120,000	1,560,000	63,765	24,749	150,000	9,348,156	1,560,000	15,826,670
Kent T. Lucien	1,569,600	412,800	47,509	24,749	150,000	1,877,001	784,800	4,866,459
Dean Y. Shigemura	998,200	354,200	59,388	24,749	150,000	1,034,125	499,100	3,119,762
Wayne Y. Hamano	1,332,000	592,000	63,765	24,749	150,000	2,129,217	666,000	4,957,731
Mark A. Rossi	1,569,600	697,600	42,390	24,749	150,000	2,028,348	784,800	5,297,487
Mary E. Sellers	1,569,600	697,600	42,390	24,749	150,000	2,129,217	784,800	5,398,356

(1)
Under the Retention Plan, participants who hold the position of Vice Chair or above would be entitled to the sum of (a) two times the participant’s highest annual base salary in the three fiscal years preceding termination of employment (the “Highest Base Salary”), and (b) two times the product of the participant’s annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant’s Highest Base Salary. Amounts would be payable in a lump sum in the month following termination unless the participant is a “key employee” as defined in Treasury Regulation Section 416(i)(1)(A)(i), (ii) or (iii), in which case amounts would be payable in a lump sum on the first day of the seventh month following termination.

(2)
The Executive Incentive Plan provides that upon a change-in-control of the Company, a participant who would otherwise be entitled to a final award for a performance period ending after the date of the change-in-control will be entitled to an amount equal to two times the participant’s annual bonus target percentage under the plan (calculated based on the participant’s annualized salary), prorated to the number of months elapsed in the applicable performance period. The final award would be paid within ten days after the end of the shortened performance period.

(3)
In lieu of Company-paid health benefits, Retention Plan participants who hold the position of Vice Chair or above would be entitled to an amount equal to three times the cost of annual COBRA premiums for the medical, dental and vision plan coverage that was provided to the participant immediately prior to termination (or coverage provided to employees generally if the participant was not covered by the Company’s health plans prior to termination). Amounts would be payable in a lump sum as described in (1) above.

(4)
Under the Retention Plan, participants who hold the position of Vice Chair or above would be entitled to reimbursement for outplacement expenses not to exceed $20,000 (adjusted for inflation after 2007).

(5)
For participants who hold the position of Vice Chair or above, the Retention Plan provides for reimbursement of reasonable moving expenses incurred by the participant within 24 months following a qualifying termination (to the extent not reimbursed by another employer). The maximum reimbursement for real estate transaction expenses shall not exceed $100,000 and the maximum reimbursement for all other reasonable moving expenses shall not exceed $50,000.

(6)
Under the 2014 Stock and Incentive Plan, a change-in-control would accelerate the lapsing of restrictions applicable to any restricted stock, restricted stock units, and stock options granted under such plan. All restricted stock, restricted stock units and stock option agreements which, by their terms, provide for acceleration of vesting in the event of a change-in-control, require a “Double-Trigger” for acceleration to occur, as provided in the Retention Plan.

(7)
Under the Retention Plan, a participant who holds the position of Vice Chair or above is eligible to receive an amount equal to the sum of (a) one times the participant’s Highest Base Salary, and (b) the product of the participant’s annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant’s Highest Base Salary, provided that the participant refrains from competing against the Company (generally with respect to any other financial institution doing business in Hawaii) and also complies with the non-solicitation, non-disclosures and non-disparagement provisions of the plan for twelve months following the date of termination. The payment described in this section would be paid in a lump sum in the thirteenth month following termination.

(8)
In 2009, the Company amended the Retention Plan to limit any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit. Under the terms of the Retention Plan, if it is determined that any payment or benefit would be subject to Excise Tax, then the benefit payments will be reduced first from equity compensation and then from salary and bonus to the extent that the value of the reduced benefit payments will not be subject to any Excise Tax.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information:

For 2017:

•	The median of the annual total compensation of all employees of our company (other than our CEO), was $57,060; and

•	The annual total compensation of Mr. Ho, our Chairman, President, and Chief Executive Officer was $4,686,501.

Based on this information, the ratio for 2017 of the annual total compensation of our Chairman, President, and Chief Executive Officer to the median of the annual total compensation of all employees is 82 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•
As of October 13, 2017, our U.S. employee population consisted of approximately 2,139 employees, including any full-time, part-time, temporary, or seasonal employees employed on that date. This date was selected because it aligned with a payroll cycle and allowed us to identify employees in a reasonably efficient manner. As permitted by SEC rules, we excluded approximately 13 employees located in Palau, which accounted for less than 1% of our total U.S. and non-U.S. employee population of approximately 2,152.

•
To find the median of the annual total compensation of our employees (other than our CEO), we used total earnings as reported to the Internal Revenue Service on Form W-2 plus nontaxable earnings from our payroll records for fiscal 2017. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on October 13, 2017, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

•
After identifying the median employee, we added together all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $57,060.

•
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table, which is also in accordance with the requirements of Item 402(c)(2)(x).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company to disclose late filings of reports of ownership (and changes in stock ownership) of Bank of Hawaii Corporation common stock by its directors and certain officers. To our knowledge, based on review of the copies of such reports received by the Company and the written representations of its directors and officers, the Company believes that all of its directors and officers complied timely with those filing requirements for 2017, except for one filing for Mr. Derek J. Norris. Due to administrative oversight, he did not report the forfeiture of 14,949 shares of Bank of Hawaii Corporation stock. Upon discovery of the error, an amended Form 4 was immediately filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company has written ethics and business conduct policies and procedures to monitor and approve related party transactions, including procedures related to any loans the Company makes to executive officers and directors. The Company also conducts ethics training for its officers and directors. In accordance with applicable NYSE listing standards, each related party transaction is reviewed and evaluated by an appropriate group, generally the Audit & Risk Committee, to determine whether a particular relationship serves the best interest of the Company and its shareholders and whether the relationship should be continued. The Company also has adopted a written Code of Business Conduct and Ethics (the “Code”) for all directors, officers and employees to address, among other topics, possible conflicts of interest, corporate opportunities, compliance responsibilities, and reporting and accountability. The Code stresses personal accountability. Directors, officers, or employees who become aware of conflicts of interest or are concerned that a conflict might develop are required to disclose the matter promptly.
In accordance with the applicable NYSE listing standards and the Code, any material transactions or relationships involving a director or executive officer that could reasonably be expected to give rise to a conflict of interest must be approved or ratified by the Audit & Risk Committee and a list of those approvals and ratifications must be submitted semi-annually to the Board of Directors. The Audit & Risk Committee approves or ratifies material transactions or relationships involving a director or executive officer based on the facts and circumstances of each case. In addition to self-reporting, information about potential conflicts of interest is obtained as part of the annual questionnaire process. In response to the annual Directors’ and Officers’ Questionnaire, each director and executive officer submits to the Corporate Secretary a description of any current or proposed related party transactions. These transactions are presented to the Audit & Risk Committee for review and approval or ratification.
The Company and its subsidiaries are also subject to extensive federal regulations regarding certain transactions, including banking regulations relating to the extension of credit by subsidiary banks to insiders, such as executive officers and directors, as well as entities in which these individuals have specified control positions.
During 2017, the Company and its banking and investment subsidiaries engaged in transactions in the ordinary course of business with one or more of the Company’s directors and executive officers, members of their immediate families, corporations and organizations of which one or more of them was a beneficial owner of 10% or more of a class of equity securities, certain of their associates and affiliates, and certain trusts and estates of which one or more of them was a trustee or beneficiary. All loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.
Occasionally, we may have employees who are related to our executive officers, directors or director nominees. We compensate these individuals in a manner consistent with our practices that apply to all employees. The son of director Clinton R. Churchill was hired by Bank of Hawaii in September 2017 in a non-Executive Officer position and received compensation in 2017 of approximately $154,644 and a service-based restricted stock grant of 2,266 shares of the Company's stock vesting in equal tranches over a 3-year period. The compensation and other terms of employment of Mr. Churchill's son are determined on a basis consistent with the Company's human resources policies.
Mr. Victor K. Nichols, a current director and director nominee, became the Chief Executive Officer of Harland Clarke Holdings Corp., as of January 1, 2017.  Harland Clarke Holdings Corp. is a diverse holding company that provides a wide range of products and services to multiple industries, including financial institutions.  The Company has engaged in transactions with a subsidiary of Harland Clarke Holdings Corp., namely Harland Clarke Corp., which provides payment solutions to financial institutions. The Company has been doing business with Harland Clarke Corp. for over 20 years and prior to Mr. Nichols' appointment.  In 2017, the Company made payments to Harland Clarke Corp. of approximately $148,332. The above-mentioned transactions were made in the ordinary course of business and made on terms and conditions comparable to contracts with other vendors not related to the Company.

PROPOSAL 3: RATIFICATION OF THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2018 FISCAL YEAR
The Audit & Risk Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018. The Board recommends that the shareholders ratify this appointment. Ernst & Young LLP has been the Company’s independent registered public accounting firm since its incorporation in 1971. We expect representatives of Ernst & Young LLP to attend the annual meeting. Ernst & Young LLP has indicated that they will have no statement to make but will be available to respond to questions. If this Proposal does not pass, the appointment of the independent registered public accounting firm will be reconsidered by the Audit & Risk Committee.
The Board of Directors recommends a vote “FOR” the foregoing proposal.

ERNST & YOUNG LLP FEES

Ernst & Young LLP’s fees for professional services rendered for 2017 and 2016 were as follows:

Service	2017	2016
Audit Fees	$1,482,331	$1,371,612
Audit-Related Fees	235,250	215,613
Tax Fees	20,400	109,903
Total	$1,737,981	$1,697,128

Audit Fees
The audit fees represent audit fees and administrative expenses for professional services rendered for the audit of the Company’s annual consolidated financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, and the audit of our internal control over financial reporting. Audit fees also represent fees for professional services rendered for statutory and subsidiary audits.
Audit-Related Fees
The audit-related fees represent fees for employee benefit plan audits, services with respect to Statement on Standards for Attestation Engagements No. 18 related to the Company’s trust operations and mortgage compliance, and other attestation reports.
Tax Fees
The tax fees represent fees for tax advisory and compliance services.

AUDIT & RISK COMMITTEE REPORT
As members of the Audit & Risk Committee, we review the Company’s financial reporting process on behalf of the Board of Directors. The Audit & Risk Committee Charter, which outlines the committee's responsibilities, is available on the Company's website at www.boh.com. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent registered public accounting firm. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent registered public accounting firm, including a review of the significant management judgments underlying the financial statements and disclosures.
The independent registered public accounting firm reports to us. We have sole authority to appoint and to terminate the engagement of the independent registered public accounting firm. As a matter of best practice, we submit the appointment of the independent registered public accounting firm to shareholders for ratification.
We have discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board's (“PCAOB”) Accounting Standard No. 1301, "Communications with Audit Committees," including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm its independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, we determined, among other things, that the audit and non-audit services provided by Ernst & Young LLP were compatible with its independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit & Risk Committee has adopted policies to avoid compromising the independence of the independent registered public accounting firm, such as prior committee approval of audit, non-audit, tax, and all other services, and required audit partner rotation.
We discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002. We met with our internal auditors and independent registered public accounting firm, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. We also periodically met in executive session.
In reliance on the reviews and discussions referred to above, as members of the Audit & Risk Committee, we recommended to the Board of Directors (and the Board of Directors subsequently approved the recommendation) that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission. We have also appointed the Company’s independent registered public accounting firm, subject to shareholder ratification, for 2018.
As submitted by the members of the Audit & Risk Committee,
Mark A. Burak, Chairman
Robert Huret, Vice Chairman
Mary G. F. Bitterman
Clinton R. Churchill
Victor K. Nichols
Raymond P. Vara, Jr.

AUDIT & RISK COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES
On an annual basis, the Audit & Risk Committee pre-approves all auditing and permitted non-audit services to be provided by Ernst & Young LLP, except that the Audit & Risk Committee need not pre-approve any permitted non-audit services that meet the requirements of any de minimis exception established by SEC rules. The pre-approved list of services consists of audit services, audit-related services, and tax services. The Audit & Risk Committee or its designee, the Committee Chairman, must specifically approve any type of service that is not included on the pre-approved list of services, provided that any such pre-approval by the Committee Chairman is presented to the full Audit & Risk Committee at its next meeting. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded also requires specific pre-approval by the Audit & Risk Committee or its designee, the Committee Chairman, provided that any such pre-approval by the Committee Chairman is presented to the full Audit & Risk Committee at its next meeting.
All of the services provided by, and fees paid to, Ernst & Young LLP in 2017 were pre-approved by the Audit & Risk Committee, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.

OTHER BUSINESS
The Board of Directors knows of no other business for consideration at the annual meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card, telephone, or the Internet will vote as they deem in the best interests of Bank of Hawaii Corporation.
A copy of the Company’s Annual Report on Form 10-K, including the related consolidated financial statements and schedules filed with the SEC, is available without charge to any shareholder who requests a copy in writing. Any exhibit to Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be made to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813.

Bank of Hawaii Corporation

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Vote by Internet

- Go to **www.envisionreports.com/boh**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Shareholder Meeting Notice and Admission Ticket

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Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, 2017 Annual Report on Form 10-K and Summary Annual Report to shareholders are available at:

www.envisionreports.com/boh

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/boh** to view the materials.

Step 2: Click on **Cast Your Vote or Request Materials**.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 17, 2018 to facilitate timely delivery.

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Shareholder Meeting Notice & Admission Ticket

Bank of Hawaii Corporation's Annual Meeting of Shareholders will be held on April 27, 2018 at 111 S. King Street, 5th Floor, Honolulu, HI, at 8:30 a.m. Hawaii Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends that you vote FOR all nominees and FOR Proposals 2 and 3:

1. Election of Directors.

01 - S. Haunani Apoliona	02 - Mary G. F. Bitterman	03 - Mark A. Burak
04 - Clinton R. Churchill	05 - Peter S. Ho	06 - Robert Huret
07 - Kent T. Lucien	08 - Alicia E. Moy	09 - Victor K. Nichols
10 - Barbara J. Tanabe	11 - Raymond P. Vara, Jr.	12 - Robert W. Wo

2. Say on Pay - An advisory vote to approve executive compensation.
3. Ratification of Re-appointment of Ernst & Young LLP for 2018.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/boh**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials for Bank of Hawaii Corporation" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 17, 2018.

02RVNB

Bank of Hawaii Corporation

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 27, 2018.

Vote by Internet

- Go to **www.envisionreports.com/boh**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - S. Haunani Apoliona	☐	☐	☐	02 - Mary G. F. Bitterman	☐	☐	☐	03 - Mark A. Burak	☐	☐	☐
04 - Clinton R. Churchill	☐	☐	☐	05 - Peter S. Ho	☐	☐	☐	06 - Robert Huret	☐	☐	☐
07 - Kent T. Lucien	☐	☐	☐	08 - Alicia E. Moy	☐	☐	☐	09 - Victor K. Nichols	☐	☐	☐
10 - Barbara J. Tanabe	☐	☐	☐	11 - Raymond P. Vara, Jr.	☐	☐	☐	12 - Robert W. Wo	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Say on Pay - An advisory vote to approve executive compensation.	☐	☐	☐	3. Ratification of Re-appointment of Ernst & Young LLP for 2018.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON THIS CARD.

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2018 Annual Meeting Admission Ticket

Bank of Hawaii Corporation
2018 Annual Meeting of Shareholders
April 27, 2018, 8:30 a.m. Hawaii Time
111 S. King Street, 5th floor
Honolulu, Hawaii
Upon arrival, please present this admission ticket
and photo identification at the registration desk.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Notice of 2018 Annual Meeting of Shareholders

111 S. King Street, 5th floor, Honolulu, HI

Proxy Solicited by the Board of Directors for Annual Meeting — April 27, 2018

Mark A. Rossi and Nathan J. Sult, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Bank of Hawaii Corporation to be held on April 27, 2018 at 8:30 a.m. or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For those who are participants in the Bank of Hawaii Retirement Savings Plan (the "Plan"), this proxy also covers all shares of Bank of Hawaii Corporation stock for which you have the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Plan. Please instruct the Trustee how to vote on these proposals by indicating your selection on the reverse of this Proxy card.

If the Trustee does not receive written instructions from you before 5 P.M. Central Time, on April 24, 2018, the Trustee will vote your shares held in the Plan in the same proportion as the shares for which instructions are received.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON THIS CARD.